                                                    Filed pursuant to the Rule
                                                    424(b)(3) of the Securities
                                                    Act of 1933

                                                    Registration No. 333-72379

Prospectus                                          Dated May 17, 1999

            The Biltmore Group of Louisiana, L.L.C.

             $9,900,000 of Co-First Mortgage Bonds

     The bonds will be issued by the Biltmore Group of Louisiana, L.L.C.
We refer to ourselves as the Biltmore Group. We are offering the following series of bonds for sale:

                        Series 1999-I      Series 1999-II     Series 1999-III
Principal Amount         $1,800,000          $2,700,000          $1,800,000
Interest Rates             7.0%-9.5%                9.0%           6.5%-9.5%
Maturity Dates         12/01/00-12/01/06       07/04/04       01/01/00-01/01/07
Price                          $250                $250                $250
Underwriting Commission    $108,000            $162,000            $108,000
Proceeds to the
   Biltmore Group        $1,692,000          $2,538,000          $1,692,000


                           Series 1999-IV        Series 1999-V
Principal Amount               $1,800,000          $1,800,000
Interest Rates                   7.0%-9.5%           7.0%-9.5%
Maturity Dates             12/01/00-12/01/06      03/01/01-09/01/04
Price                                $250                $250
Underwriting Commission          $108,000            $108,000
Proceeds to the
   Biltmore Group              $1,692,000          $1,692,000


       - Each series of bonds requires a sale of a minimum of $400,000 in bonds, except for the Series 1999-II Bonds which require that at least $600,000 in bonds be sold. Funds received for the subscription of the bonds will be held in escrow until the minimum amount of bonds for a series are sold.

       - The proceeds to the Biltmore Group do not include expenses and fees payable by and on behalf of the Biltmore Group, estimated at $35,000 for each series, except for the series 1999-II Bonds which is estimated to be $50,000.

     We have agreed with MMR Investment Bankers, Inc. that they will offer the bonds on a best efforts basis as our agent. This offering will terminate one year from the date of this prospectus.


     The bonds involve a great deal of risk. Before you purchase any bonds, be sure you understand their structure and the risks. See "Risk Factors" beginning on page 6 of this prospectus for a discussion of those risks.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   MMR Investment Bankers, Inc.

[Artist rendering of a facility of the Biltmore Group will go in this space]

                       Prospectus Summary

Our Company

     The Biltmore Group is a Louisiana limited liability company that was recently formed through the efforts of Joanne M. Caldwell-Bayles who has experience in the development and operation of assisted living, retirement and memory disorder facilities. We were formed solely to construct, operate and own four assisted living facilities in the state of Louisiana and to acquire an existing facility in Arizona and convert it to a retirement living facility. We will maintain our executive offices at 507 Trenton Street, West Monroe, Louisiana, and our telephone number is (318) 323-2115.

The Offering

Bonds Offered. . . . . .   We are offering $9,900,000 of co-first mortgage
                           bonds in five series. Each series of bonds is allocated to a specific facility. Some of our bonds bear simple interest with the interest payable semiannually until maturity. Some of our bonds bear compound interest with the interest compounded semiannually and paid at maturity.
                           When you purchase a bond, you will have a priority interest as a creditor in the facility for which your bond is applicable. See "Description of Bonds".

     Series 1999-I. . . . . .   These bonds will be issued in the aggregate
                                amount of $1,800,000, subject to a minimum sale of $400,000 in principal amount, and will be used for the construction of an assisted living facility in Minden, Louisiana.
                                The issue date for these bonds will be
                                June 1, 1999, and the maturity and interest schedule for these bonds is as follows:

                                Maturity  Interest   Interest  Principal
                                Date       Type      Rates     Retired
                               12/01/00   Simple     7.00%   $   21,000
                               06/01/01   Simple     7.50%   $   21,500
                               12/01/01   Simple     7.50%   $   24,000
                               06/01/02   Simple     8.00%   $   25,000
                               12/01/02   Simple     8.00%   $   29,500
                               06/01/03   Simple     8.50%   $   30,250
                               12/01/03   Compound   8.50%   $   21,750
                               06/01/04   Simple     9.00%   $   31,500
                               12/01/04   Compound   9.00%   $   20,500
                               06/01/05   Simple     9.25%   $   33,000
                               12/01/05   Compound   9.25%   $   19,250
                               06/01/06   Simple     9.50%   $   34,750
                               12/01/06   Simple     9.50%   $   36,250
                               12/01/06   Simple     9.50%   $1,451,750

     Series 1999-II . . . . . . These bonds will be issued in the aggregate amount of $2,700,000, subject to a minimum sale of $600,000 in principal amount, and will be used for the acquisition of the retirement living facility in Oak Creek, Arizona. The issue date for these bonds will be July 1, 1999, and the maturity and interest schedule for these bonds is as follows:

                                  Maturity   Interest  Interest  Principal
                                   Date       Type       Rate      Retired
                                  07/01/04   Simple    9.00%   $2,700,000


     Series 1999-III. . . . . . These bonds will be issued in the aggregate amount of $1,800,000, subject to a minimum sale of $400,000 in principal amount, and will be used for the construction of an assisted living facility in Bastrop, Louisiana. The issue date for these bonds will be July 1, 1999, and the maturity and interest schedule for these bonds is as follows:

                                    Maturity   Interest   Interest  Principal
                                    Date       Type        Rate      Retired
                                     01/01/00   Compound  6.50%   $   77,000
                                     07/01/00   Compound  7.00%   $   74,500
                                     01/01/01   Compound  7.00%   $   81,000
                                     07/01/01   Compound  7.50%   $   77,750
                                     01/01/02   Compound  7.50%   $   83,500
                                     07/01/02   Compound  8.00%   $   79,500
                                     01/01/03   Compound  8.00%   $   84,500
                                     07/01/03   Compound  8.50%   $   79,500
                                     01/01/04   Compound  8.50%   $   76,500
                                     07/01/04   Compound  9.00%   $   71,500
                                     01/01/05   Compound  9.00%   $   68,500
                                     07/01/05   Compound  9.25%   $   64,500
                                     01/01/06   Compound  9.25%   $   62,000
                                     07/01/06   Compound  9.50%   $   58,000
                                     01/01/07   Compound  9.50%   $   55,500
                                     01/01/07   Compound  9.50%   $  706,250


     Series 1999-IV . . . . .   These bonds will be issued in the aggregate
                                amount of $1,800,000, subject to a minimum sale of $400,000 in principal amount, and will be used for the construction of an assisted living facility in Farmerville,
                                Louisiana. The issue date for these bonds will be August 1, 1999, and the maturity and interest schedule for these bonds is as follows:

                                   Maturity   Interest  Interest  Principal
                                   Date        Type      Rate     Retired
                                   02/01/01   Simple     7.00%   $   17,250
                                   08/01/01   Simple     7.50%   $   18,000
                                   02/01/02   Compound   7.50%   $   23,000
                                   08/01/02   Simple     8.00%   $   27,750
                                   02/01/03   Compound   8.00%   $   30,000
                                   08/01/03   Simple     8.50%   $   39,500
                                   02/01/04   Compound   8.50%   $   28,250
                                   08/01/04   Simple     9.00%   $   41,250
                                   08/01/04   Simple     9.00%   $1,575,000




                    (This space is intentionally left blank)

     Series 1999-V. . . . . .   These bonds will be issued in the aggregate
                                amount of $1,800,000, subject to a minimum sale of $400,000 in principal amount, and will be used for the construction of an assisted living facility in Natchitoches,
                                Louisiana. The issue date for these bonds will be September 1, 1999, and the maturity and interest schedule for these bonds is as follows:

                                   Maturity  Interest   Interest  Principal
                                    Date      Type       Rate      Retired
                                   03/01/01   Simple     7.00%   $   17,250
                                   09/01/01   Simple     7.50%   $   18,000
                                   03/01/02   Compound   7.50%   $   23,000
                                   09/01/02   Simple     8.00%   $   27,750
                                   03/01/03   Compound   8.00%   $   30,000
                                   09/01/03   Simple     8.50%   $   39,500
                                   03/01/04   Compound   8.50%   $   28,250
                                   09/01/04   Simple     9.00%   $   41,250
                                   09/01/04   Simple     9.00%   $1,575,000

Trust Indenture. . . . . . . .  We have entered into an agreement with the trustee Colonial Trust Company of Phoenix,
                                Arizona under a trust indenture which defines all of the rights, conditions and obligations which effect the issuance of the bonds. This agreement gives the trustee rights in order to protect the bondholders and to oversee our operations to assure our performance of our obligation under the bonds.


Bond Reserve Fund. . . . . . .  We will establish a bond reserve account which will be funded from the sale of four of the five series of bonds. This bond reserve account will be funded in the total amount of $537,000 once all of the bonds offered by us are sold. In the event that we fail to pay any principal or interest due on any of the bonds, the trustee may apply funds in this bond reserve account for such payments.

Redemption . . . . . . . . . .  We may redeem your bond at our option, in whole or in part, at any time before your bond matures. We will give you notice of our intent to redeem your bond. However, such redemption will be without any premium and will be made at the principal amount of your bond plus interest that has accrued on your bond.


Financial Summary

    Since the Biltmore Group was formed, we have received contributions to our capital of $1,112,762 and through December 31, 1998, we have generated no revenues and incurred expenses of $24,117. At December 31, 1998, our total assets were $3,953,961 and our total liabilities were $2,174,025.


                    (This space is intentionally left blank)

                           Risk Factors

     We have limited operating history upon which you may evaluate us. We formed the Biltmore Group on July 13, 1998. Since our formation, we have been involved in the acquisition of land and property and in some cases have commenced the initial preparation and construction for our assisted living facilities. We have had no significant revenues, and our expenses continue. Until our assisted living facilities are operational, which we generally believe to be a six month construction period, we will receive no revenues except for our acquired facility in Oak Creek which commenced operations in January of 1999 and has earned only nominal revenues. Even after construction is complete for all of our facilities, such revenues will be limited until occupancy reaches a stabilized level. If we do not generate adequate revenue from our facilities, our business, financial condition and operating results will be materially adversely affected.

     Because we are highly leveraged, we may not be able to pay our debt. In order for us to construct and acquire our facilities, we will borrow from lending institutions and issue the bonds offered in this prospectus. This use of borrowed funds will make the Biltmore Group highly leveraged. Though such leverage will allow us to construct and acquire our facilities without us providing a larger amount of capital, it will cause us to be highly obligated for the repayment of the principal and interest of such debt.

     If our revenues are insufficient, we will not be able to pay the principal and interest on the bonds. There is no assurance that any of our facilities will produce adequate revenues to meet our obligations under the bonds. Most of our facilities will be new and have no revenue history. The bonds therefore should be considered a high risk. Please note that these bonds:

          -  Are not guaranteed or assured by any governmental agency;

          - Are not federally insured by the Federal Deposit Insurance Corporation; and

          -  Are not rated by any recognized rating agency.

     The trustee may foreclose on the facility applicable to your bond if any other bonds are in default which could result in a loss or reduction in your security for repayment. Should we default on the payment of one or more series of bonds, then, under the provisions of our trust indenture, the trustee may proceed to foreclose on the property applicable to the defaulted series of bonds, and the funds received will be first applied to the payment of these defaulted bonds. If any deficiency should remain for the payment of such bonds, our trustee may declare the principal balance and accrued interest due on any or all of the other bonds that are outstanding. If we cannot cure the payment of such default, the trustee may then exercise its right of foreclosure on any or all of the property securing the bonds and apply the proceeds against the bonds on which a property is foreclosed, then for payment of all other bonds and, after this, as the trustee may determine in its discretion. As a result, a default on any series of bonds may affect your bonds even if they are not in default, and the determination to proceed with foreclosure on your bonds is left to the discretion of our trustee.

     If we default in the interim/construction loans, the interim/construction lender may foreclose and sell the facility applicable to your bond, and there may be insufficient funds from the sale to pay your bond in full. We have obtained interim/construction loans for our five facilities. These loans are secured by co-first mortgages, and their outstanding balances will be reduced by proceeds received from the sale of our bonds. To the extent that interim/construction loans remain outstanding with the bonds, any default on an interim/construction loan will grant such lender the right to exercise its collection, including possible foreclosure of such property secured by the defaulted mortgage. In the event that a foreclosure occurs and the sale of the applicable facility does not result in enough monies to fully pay the interim/construction loan and the bonds, then the monies will be split between the interim/construction lender and the bondholders according to a ratio based upon the principal amount owed to the interim/construction lender and the principal amount owed to the bondholders. There is no assurance that the sale of any such facility will produce sufficient proceeds to pay in full the interim/construction lender and the applicable series of bonds.

     The failure to reach the minimum offering amount or sell all of the bonds of a series will cause us to use other credit sources at higher costs. In the event the minimum offering amount of any series is not met or all of the bonds of any series are not fully subscribed and sold, then we will convert the interim loan applicable to the facility to a permanent loan. If this occurs, then:

          - All bonds outstanding for the facility, if any, will be on a co-first mortgage with the permanent loan;

          - The interest rate on the permanent loan will be based on a variable rate and may be materially higher than the interest on your bond;

          - The permanent loan will be amortized over a shorter period than your bond, thus increasing our monthly debt payment for the facility; and

          - Additional funds may be needed to complete the construction of the facility and for its operations, and we can give no assurance that we will be able to secure any additional funds for such purposes.

     You may have difficulty selling your bonds. The underwriter does not intend to make a market in the bonds, and the bonds will not be listed on any securities exchange. As a result, if you want to sell your bonds, you must locate a purchaser that is willing to purchase the bonds. You may not be able to sell your bonds when you want to do so, or you may not be able to obtain the price that you wish to receive upon any sale of your bonds. Currently, there is no secondary market for the bonds. We cannot assure you that a secondary market will develop.

     The underwriter may not continue in business because of litigation which may cause us to lose our only seller of the bonds, and the underwriter has limited experience in initial public offerings which could adversely affect this offering. The underwriter has related to us that it is a defendant in civil action brought by the Securities Commissioner of Kansas on behalf of the State of Kansas stemming from its participation in a series of church bond offerings of a single church. If the underwriter is unable to continue its business as a result of this litigation, then the underwriter will have to withdraw from its participation in this offering, and we will either have to terminate this offering or find another underwriter who is willing to participate in the sale of the bonds. Additionally, the underwriter has advised us that it has limited experience in the underwriting of debt securities in an initial public offering. There can be no assurance the underwriter's lack of experience would not adversely affect this offering. The underwriter has made no commitment to purchase any of the bonds, but only to use its best efforts as our agent to offer for sale the bonds to the public.

     Our success is dependent on our key personnel who we may not be able to retain, and we may not be able to hire enough additional personnel to meet our staffing needs. We believe that our success will depend upon our continued employment of our management and technical personnel. If one or more members of our management were unable or unwilling to continue in their present positions, our business, financial condition and operating results could be materially adversely affected. Our management does not have employment agreements. We do carry key person life insurance on Ms. Caldwell-Bayles, but not on all of our management personnel.

     Our success also depends on having a highly trained senior care staff. We will need to hire such personnel as our business grows. A shortage of the number of these highly trained personnel could limit our ability to successfully operate our facilities. We have planned to expand our employee base and manage our anticipated growth. Competition for personnel, particularly for highly trained senior care personnel, is intense. Our business, financial condition and operations will also be materially adversely affected if we cannot hire and retain suitable personnel.

     Our managing member has in the past entered into transactions with the Biltmore Group which were not arms length transactions and will likely do so in the future. As a result of her ownership of the Biltmore Group, Joanne M. Caldwell-Bayles has dealt with us and with others on terms she has determined individually and has received fees and compensation directly and indirectly as a result of her ownership of the Biltmore Group and its affiliates. Such arrangements and amounts involved include:

         - Acquisition of land for one of our facilities resulting in a gain of $86,059 to an affiliate;

         - Construction contracts for four facilities at $1,352,000 in cash and $425,000 in membership units in our company per contract aggregating $5,408,000 in cash and $1,700,000 in membership units in our company;

         - Other related services resulting in the issuance of membership units of our company to an affiliate and Ms. Caldwell-Bayles amounting to $683,500;

         - A management agreement with our company by an affiliate which could amount, after the second full year of operations of all of our facilities, to an estimated total of $210,000 per year.

     None of these arrangements were determined in an arms length bargaining by Ms. Caldwell-Bayles, nor do we have any policy relating to future transactions to be on a basis as favorable as we could receive from unaffiliated third parties.


                          Forward-looking Statements

     We have used words such as "anticipate", "believe", "estimate", "may", "intend", "expect" and other similar expressions which identify forward-looking statements. Actual results could differ materially from those suggested by these forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

         - Our limited sources of funds from which we may meet our obligations;

         - Economic factors, both generally and particularly in areas where we will operate our assisted living facilities;

         -   The highly competitive nature of our business;

         -   Failure to maintain occupancy levels in our facilities;

         - Regulatory limitations imposed on the operations of our assisted living facilities; and

         -   Loss of qualified management and skilled personnel.

Many of these factors are beyond our control.


                    (This space is intentionally left blank)

                   Sources and Uses of Proceeds

The sources and anticipated uses of proceeds available after the issuance of the Series 1999-I, 1999-II, 1999-III, 1999-IV and 1999-V Bonds are set forth below. See "Description of Property - Financing of Facilities", "Certain Transactions", "Underwriting" and "Description of Bonds-Escrow and Disbursement of Bond Proceeds".

                           Series 1999-I        Series 1999-II
                               Bonds                Bonds
                           Minden project      Oak Creek project
                          Minimum    Maximum    Minimum    Maximum
Source of Proceeds:
Gross Offering Proceeds  $400,000  $1,800,000  $600,000  $2,700,000
 Less Underwriting
  Concessions             (24,000)   (108,000)  (36,000)   (162,000)
 Less Other Offering
  Costs                   (35,000)    (35,000)  (50,000)    (50,000)
                         --------   ---------   -------   ---------
Net Offering Proceeds     341,000   1,657,000   514,000   2,488,000
                         ========   =========   =======   =========

Use of Proceeds:
Fund Initial Operating
  Fund Payments            90,000      90,000   125,000     125,000
Retire Interim Loans      251,000   1,358,520   452,500   2,174,025
Fund Remaining
  Construction Costs            0           0         0           0
Fund Pre-Opening Costs          0      68,480         0           0
Retire Line of Credit           0           0         0     188,975
Fund Bond Reserve Account       0     140,000         0           0
                         --------   ---------   -------   ---------
Total Use of Proceeds     341,000   1,657,000   514,000   2,488,000
                         ========   =========   =======   =========


                            Series 1999-III       Series 1999-IV
                                Bonds                  Bonds
                           Bastrop project      Farmerville project
                          Minimum    Maximum     Minimum    Maximum

Source of Proceeds:
Gross Offering Proceeds  $  400,000  $1,800,000  $400,000  $1,800,000
 Less Underwriting
  Concessions               (24,000)   (108,000)  (24,000)   (108,000)
 Less Other Offering
  Costs                     (35,000)    (35,000)  (35,000)    (35,000)
                         ----------   ---------   -------   ---------
Net Offering Proceeds       341,000   1,657,000   341,000   1,657,000
                         ==========   =========   =======   =========

Use of Proceeds:
Fund Initial Operating
  Fund Payments              90,000      90,000    90,000      90,000
Retire Interim Loans      1,220,000   1,358,520   251,000   1,330,000
Fund Remaining
  Construction Costs              0     132,000         0      22,000
Fund Pre-Opening Costs            0      75,000         0      75,000
Retire Line of Credit             0           0         0     188,975
Fund Bond Reserve Account         0     140,000         0     140,000
                          ---------   ---------   -------   ---------
Total Use of Proceeds       341,000   1,657,000   341,000   1,657,000
                          =========   =========   =======   =========


                              Series 1998-V
                                 Bonds
                          Natchitoches project
                           Minimum    Maximum

Source of Proceeds:
Gross Offering Proceeds  $  400,000  $1,800,000
 Less Underwriting
  Concessions               (24,000)   (108,000)
 Less Other Offering
  Costs                     (35,000)    (35,000)
                         ----------   ---------
Net Offering Proceeds       341,000   1,657,000
                         ==========   =========

Use of Proceeds:
Fund Initial Operating
  Fund Payments              90,000      90,000
Retire Interim Loans        251,000   1,450,000
Fund Remaining
  Construction Costs              0           0
Fund Pre-Opening Costs            0           0
Retire Line of Credit             0           0
Fund Bond Reserve Account         0     117,000
                          ---------   ---------
Total Use of Proceeds       341,000   1,657,000
                          =========   =========

     The order in which the proceeds will be disbursed from each series appears in descending order in the table shown above. Our other offering expenses payable as shown in this table are estimated at a total of $190,000 and are allocated among the five series of bonds. Offering expenses include an investment banking fee in the amount of

$128,700 paid to the underwriter for its technical assistance offered in connection with the offering and $61,300 paid by us for legal fees, accounting fees, appraisal fees, recording fees, mortgage taxes, trustee's fees and other similar fees incurred in connection with this offering.

     The interim loan provided by First Republic Bank for the Minden project bears interest at a fixed rate of 9.20% per annum and matures on September 28, 1999. The interim loan provided by Church Loans for the Oak Creek project bears interest at a variable rate which is equivalent to 0.5% per annum in excess of the lowest rate designated as the "Prime Rate" of interest published by the Wall Street Journal, North Edition, under the heading
"Money Rates." This loan matures May 20, 1999 unless extended. The interim loans provided by Church Loans for the Bastrop, Farmerville and Natchitoches projects bear interest at a variable rate which is equivalent to 1.50% per annum in excess of the lowest rate designated as the "Prime Rate" of interest published by the Wall Street Journal, North Edition, under the heading "Money Rates." The Bastrop loan matures November 24, 1999. The Farmerville and Natchitoches loans mature on February 25, 2000. Each of these interim loans have the option of being extended. These loans are secured by a co-first mortgage on the corresponding project that has been acquired or that will be built from the proceeds of the respective interim loan.

     The line of credit provided by First Republic Bank for the renovation of the Oak Creek project bears interest at a fixed rate of 9.75% per annum and matures November 30, 1999. A portion of the proceeds from the sale of the Series 1999-II Bonds will be used to retire this line of credit and accrued interest in an amount up to $188,975.


                            Our Business

Our History

     The concept for the Biltmore Group and its affiliates began over ten years ago. Joanne Caldwell-Bayles, our managing member, visited her grandmother in a facility in Arizona which provided the same basic services as an assisted living center. Upon returning to Louisiana, Mrs. Caldwell-Bayles began the study of senior care, as it related to the care provided in assisted living facilities. At the time Mrs. Caldwell-Bayles started her studies, the demographics were not at a point in Northern Louisiana in which assisted living centers were a viable idea. As time passed, the aging population began to reach the stage in which assisted living centers would be necessary in the region. In 1994, Mrs. Caldwell-Bayles began the development of the first assisted living facility in West Monroe, Louisiana under the legal entity of The Arbor Group, L.L.C. In 1998, Mrs Caldwell-Bayles began the development of three additional facilities in Ruston, Bossier City and Shreveport, Louisiana under the legal entity of Senior Retirement Communities, Inc.

     Mrs. Caldwell-Bayles started to consider the expansion into other areas in Northern Louisiana and Central Arizona prior to the opening of the facilities in Ruston, Bossier City and Shreveport, Louisiana. She decided to build additional locations in Northern Louisiana at Minden, Bastrop, Farmerville and Natchitoches as well as acquire a facility in Oak Creek, Arizona. Accordingly, we were organized on July 13, 1998 as a Louisiana limited liability company for the purpose of developing, acquiring and operating retirement and assisted living facilities in Northern Louisiana and Central Arizona. We will conduct business as Arbor Retirement Community in Louisiana. In Arizona, we will conduct business as The Biltmore of Oak Creek.

Our Form of Organization

     A limited liability company is a relatively new form of business organization designed to allow its owners, known as members, to allocate, participate and account for the profits, losses, and items of credit and deduction as if the business were a partnership, but which also provides its owners with the limited liability protection comparable to that enjoyed by the shareholders of a corporation. Our members are not personally liable for our debts, absent their execution of a personal guaranty of those debts, nor can our members be held liable for the negligent actions of our company. Our managing member is responsible for overseeing our operations.

Our Business Concept and Clientele

     Our business concept is based on providing elderly residents in Northern Louisiana and Central Arizona with a broad range of cost-effective health care and personal support services, including assisted living and retirement living.

     Assisted Living. Assisted living care is an emerging segment of the long-term care industry serving the rapidly growing elderly population who may require assistance with the activities of daily living, such as dressing, bathing and eating. Our assisted living facilities are intended to provide privacy and companionship in a comfortable, secure, non-institutional living environments which are also designed to promote interdependence between the facilities' staff and the residents, all with the intent of providing a more positive lifestyle environment than that which has been historically available from other congregate care providers. Specifically, our assisted living facilities are designed to house elderly persons who do not require 24-hour skilled nursing care. For example, typical residents might include persons suffering from occasional memory loss, poor diet habits, arthritis or other infirmities by reason of which they would benefit from daily assistance and supervision.

     Retirement Living. Residents for independent living are usually seniors who maintain an independent lifestyle, but desire no longer to have the responsibility of ownership and maintenance of a family residence. Residents usually desire one or more meals which are provided by the facility. Activity programs are provided for residents, including water aerobics, exercise programs and other activities which foster good health. Most residents, if not all, will continue to own and operate their own automobiles. They will also continue to provide their own medical and medication maintenance, shopping and other activities which are expected of seniors who maintain good health. Some residents may wish to travel extensively while maintaining a secure home base in which their possessions are protected while they are away.

Operation of Our Assisted Living and Retirement Living Facilities

     Our Services. The general services provided to residents of our assisted living and retirement living facilities will include:
         -  meals,
         -  laundry,
         -  housekeeping and
         -  physical assistance.

In addition, preventive health care programs, transportation, organized social activities and 24-hour security will also be provided. Our assisted living facilities will offer medication monitoring; our retirement living units will not offer this service. The residents will be responsible for their own personal purchases such as toothpaste, medical prescriptions, etc. Unlike nursing homes, however, contemplated services do not include around-the-clock skilled nursing care.

     Expenses of operating our facilities will be made up of a fixed costs and/or variable costs. Fixed costs will include debt service, management and core staff, essential utilities, insurance and taxes. Variable costs will include food costs, staffing, utilities and supplies to a small extent. The facilities will be able to handle emergencies only to the extent of calling a doctor or hospital in behalf of the resident. Should a resident require health care beyond that which the facilities can reasonably provide or assist, then a resident may be forced to move from our facilities.

     Our Pricing Structure. Our facilities will have living units priced in a range of $1,375 to $3,500 per month based on the type of accommodations and services provided. Residents are billed monthly for the services rendered. Medicare/Medicaid will not pay for a resident's stay at our facilities.
The residents may realize additional costs if they require certain health supervision/services and meals for visitors. As the cost of living may increase, charges to the residents may also need to be adjusted.

     The residents will be required to pay a one-time entrance fee of approximately $500 to reserve their unit or apartment. The lease of the apartments by the residents will be on a month-to-month basis. Residents will be required to pay only for the months in which they are residents of the facility.

Our Competition

     We will experience competition from other elderly housing and care providers. We will compete principally on the basis of perceived quality and service, ambiance and price-value relationship. While we believe that our facilities will be distinctive in design and operating concept, we are aware of other companies with similar or competitive concepts. The long-term care industry is highly competitive and we expect that it will become more competitive in the future. We compete with numerous other companies We compete with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. Nursing facilities that provide long-term care services are also a potential source of competition for us. There is no assurance that we will not encounter increased competition in the future which could limit our ability to attract residents and could have a material adverse effect on our financial condition, results of operations and prospects.

     The table on the following page indicates the number of units of existing competition in assisted living, retirement living, nursing home care and memory disorder for the five locations of our facilities. We gathered this information through in-house market research. Specifically, the research consisted of the following activities:

         - We contacted the state regulatory agencies governing assisted living, retirement living, nursing homes and memory disorder facilities to obtain a list of existing facilities in operation or those which were applying for licenses in each market area being studied.

         - We contacted the local zoning departments, where zoning existed, to determine if any facilities were under development or expanding.

         - We searched the Internet for information about facilities in our market areas.

         - We obtained telephone books from each area and checked the yellow pages for any projects in the area.

         - We visited each community interviewing local businesses, political subdivisions and realtors about any companies looking at the area for possible senior care facility development.

         - We contacted each existing facility to determine number of units, occupancy and pricing.

         - We collected the population data by gathering information from the Census Bureau and local chambers of commerce.

     All of this information was compiled into a report for each market area. These reports were prepared in order for us to determine the need for assisted living and retirement living in Minden, Bastrop, Farmerville and Natchitoches, Louisiana and Oak Creek, Arizona. We have provided the underwriter with copies of these reports. The information in the following table was summarized from the reports.

               Summary of Our Existing Competition

                            1996-1997    1996-1997    Existing    Existing
                           Population     Market      Assisted   Private-Pay
                            75 Years     Potential     Living     Retirement
                            and Older                  Units     Living Units
Location
Minden Market Area          3,270          191          0          0
Bastrop Market Area         1,993          101          0          0
Farmerville Market Area     1,491           79          0         20
Natchitoches Market Area    2,011          121          0          0
Oak Creek Market Area       1,481          289         42        102


                            Existing     Existing
                             Nursing      Memory
                              Care       Disorder
                             Units        Units
Location
Minden Market Area           528             0
Bastrop Market Area          614             0
Farmerville Market Area      455             0
Natchitoches Market Area     318            22
Oak Creek Market Area        N/A            20

     Market potential for assisted living as shown for the Minden, Bastrop, Farmerville and Natchitoches market areas is based on a national average of 7% of the seventy-five and over population less existing nursing home residents. This national average takes into consideration that approximately 50% of this senior population will remain at home or be taken care of by their family members. This national average also takes into consideration that approximately 25% of the target population will live in some form of institutional setting other than assisted or retirement living facilities. The market potential for retirement living as shown for the Oak Creek market area is based on a national average of 8.5% of the sixty-five and over population. The 65 years and older population in the Oak Creek market area is 3,398.

Management Agreement

     On August 27, 1998, we entered into a management agreement with The Forsythe Group, Inc., a company owned and controlled by Joanne M. Caldwell-Bayles, our managing member and principal owner. The management agreement extends to each of our facilities to be financed as a result of the sale of the bonds. According to the terms of the management agreement, The Forsythe Group will perform all services incidental to the operation of our facilities, including:

         -   the hiring of employees,

         -   collection of payments,

         -   the paying of expenses,

         -   receiving governmental permits and the compliance thereof,

         -   marketing,

         -   preparing budgets, and

         - all general activities that are associated with the management of our facilities.

     The Forsythe Group will account to us as its agent for the services rendered. They will maintain operating receipt and expense accounts which are approved by us. Prior to the opening of any facility, The Forsythe
Group will provide us with maintenance and operating expense projections, provide policies and procedure manuals, implement marketingplans, establish bookkeeping and accounting systems and identify inventory and equipment. The Forsythe Group will participate in final inspections of the facility before occupancy and will coordinate matters with the architect and contractor for each facility.

     The employees of each facility will be our employees. The Forsythe Group will have no authority to make any disbursement in excess of $15,000, unless specifically authorized by us, nor may they incur any liability, which would require more than one year of payment.

     We will pay to The Forsythe Group, $1,500 per month or seven percent of the gross collections of a facility, whichever is greater. Prior to the opening date of a facility, the Forsythe Group shall be entitled to receive $1,500 per month. The management agreement continues until January 1, 2010, and may be terminated by the mutual consent of the parties, for cause if The Forsythe Group shall fail to perform any of its duties according to the management agreement, or in the event of The Forsythe Group's bankruptcy.

     Other than matters regarding the operations of our facilities, The Forsythe Group has no authority over our conduct of affairs or our management and operation. We believe that the management agreement and its terms and conditions are the same or as similar to other management agreements generally made for the operation of health care facilities in the areas where our facilities will be located.

Employees

     Currently, we have five full time employees. Prior to the commencement of operations of each facility, The Forsythe Group intends to employ an average of 10 employees at each facility. There is no assurance that The Forsythe Group will be able to obtain and maintain an adequate number of competent personnel, including entry-level and skilled positions, or that a shortage of operating personnel will not present a serious problem to us in the future.

Government Regulation

     Currently, retirement and assisted living residences are not specifically regulated as such by the federal government. Our facilities will be subject to certain state regulations and licensing requirements. To conform with Louisiana's regulations governing residential care for the elderly, our facilities will be required to be licensed by the Louisiana Department of Social Services prior to the commencement of operations of the facilities.
We will apply for such licenses and anticipate getting a temporary license upon completion of construction of each facility and a final license within 90 days after the issuance of the temporary license.

     The process for applying and obtaining a license with the Louisiana Department of Social Services requires that upon completion of construction of a facility, the State of Louisiana Fire Marshall conducts an inspection of the facility examining the safety issues and compliance with the Americans With Disabilities Act. In general, the Americans With Disabilities Act requires businesses to accommodate the special needs of persons with certain types of disabilities. If the facility passes the inspection by the fire marshall, than a temporary license is granted that is effective for 90 days.

     Shortly after the fire marshall's inspection and the issuance of the temporary license, the Louisiana Department of Social Services conducts an inspection of the facility and reviews the administration procedures governing the operation of the facility. In addition to their inspection, the Department of Health and Hospitals inspects the facility for sanitation code compliance shortly after the fire marshall's inspection. Any deficiencies found during the Louisiana Department of Social Services or the Department of Health and Hospitals inspection must be resolved prior to the final license being granted by the Louisiana Department of Social Services. After the final license is granted, the facility may be subject to quarterly inspections by the Department of Health and Hospitals and annual inspections by the Louisiana Department of Social Services. The renewal of the license is granted by the Louisiana Department of Social Services upon receipt of the $75 annual licensing fee and satisfactory results from the aforementioned periodic inspections. The Oak Creek project is not required to be licenced by the State of Arizona for senior independent living facilities.

     In our opinion, the facilities that are being constructed in Louisiana and our facilities' management practices and operations will meet or exceed all residential care for the elderly regulations of the State of Louisiana. Failure on our part to receive and maintain the required licensing would have a material adverse effect on our financial condition and our ability to repay our debt.

     We are subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A portion of our personnel will be paid at rates related to the federal minimum wage, and, accordingly, increases in the minimum wage will increase our labor costs.
As regulations are enacted to enforce this law, we may be required in the future to adapt the design and format of our facilities or otherwise incur additional capital costs to comply with such law. Such costs could have an adverse effect on the operation of our facilities and our ability to function successfully.

Environmental Matters

     Federal law imposes liability on a landowner for the presence on the premises of improperly disposed of hazardous substances. This liability is without regard to fault for, or knowledge of, the presence of such substances and may be imposed jointly or severally upon all succeeding landowners from the date of the first improper disposal. While state law is less onerous, the practical consequences may be the same. If in the future it is ever determined that hazardous substances are present, we could be required to pay all costs of any necessary clean up work, although under certain circumstances claims against other responsible parties could be made by us. Phase one environmental assessments were conducted on our properties from 1998 through 1999, except for the Oak Creek facility in which no environmental assessment has been conducted. Research and visual observation undertaken from the environmental assessments did not reveal any former or current environmental conditions, problems or situations impacting the sites.


                   Description of Our Property

Our Proposed and Existing Facilities

     We have acquired land in Northern Louisiana and a building in Oak Creek, Arizona. We have converted the improvements on the Arizona property to an independent living facility. We intend to construct assisted living facilities on the properties located in Northern Louisiana. Additional information about our properties is listed below.

     The Minden Project. This facility will be located on 5.72 acres of land on the North side of Germantown Road just South of Country Club Drive within the City of Minden, Louisiana. Selection of this site was based upon a location that was within an affluent residential neighborhood with limited assisted living and retirement living services. The Minden facility will have 25 assisted living units. Each of the assisted living units will have one or two bedrooms, small kitchenettes, private bathroom, closet and sitting areas. The facility will contain 22,217 square feet including 21 one bedroom units, 4 efficiency units, one manager's apartment, common area amenities, a full service kitchen, dining area, activity area, office, reception area, bathrooms and storage areas.


     The Series 1999-I Bonds with the Minden construction loan are secured by a co-first mortgage on the Minden facility.  We have title insurance on this
5.72 acres of land insuring good and marketable title to the property. During construction of this facility, builder's risk, general liability and workers' compensation insurance is being provided by the general contractor, The Forsythe Group, Inc. Upon completion of the Minden facility, we will obtain fire and extended coverage insurance to insure against loss by fire, windstorm, explosion and various other losses in an amount equal to the outstanding balance of the Series 1999-I Bonds. We will also obtain general liability
and workers' compensation insurance upon completion of this facility.   In
our opinion, the Minden facility is adequately covered by insurance. We have received the proper zoning for the project.

     The Oak Creek Project. We acquired 2.8 acres of land and an existing building located at 78 Canyon Diablo Road just outside the City of Sedona, Arizona and within the Village of Oak Creek. We acquired the property for
$2,174,025 in October 1998.   The property was previously used as a cancer
treatment center. We renovated this facility, and it opened for operations on January 17, 1999. Selection of the property was based upon the location of the land and building and the needs of the community for an additional independent living facility in the area. The Oak Creek project consists of 28 units designed and renovated as independent living apartments. Each of the independent living units have one or two bedrooms, small kitchenettes, private bathroom, closet and sitting areas. The facility contains 22,235 square feet including common area amenities, a full service kitchen, dining area, activity area, office and reception area, bathrooms, storage areas and an indoor heated swimming pool.

     The Series 1999-II Bonds with the Oak Creek interim loan are secured by a co-first mortgage on the Oak Creek project. We have title insurance on this 2.8 acres of land insuring good and marketable title to the property. During renovation of the Oak Creek project, builder's risk, general liability and workers' compensation insurance were provided by the general contractor, The Forsythe Group, Inc. Upon completion of renovation of the Oak Creek project, we obtained fire and extended coverage insurance to insure against loss by fire, windstorm, explosion and various other losses in an amount equal to the outstanding balance of the Series 1999-II Bonds. We also obtained general liability and workers' compensation insurance upon
completion of this facility.   In our opinion, the Oak Creek project is
adequately covered by insurance. We have received the proper zoning for the project.

     The Bastrop Project. This facility will be located on 3.35 acres of land at 10280 Boswell Drive outside the city limits of Bastrop, Louisiana.
Selection of the site of the Bastrop Project was based upon a location that was within an affluent residential neighborhood with limited assisted living units. The Bastrop project will be a 25 unit assisted living facility. Each of the assisted living units will have one or two bedrooms, small kitchenettes, private bathroom, closet and sitting areas. The facility will contain 22,217 square feet including 21 one bedroom units, 4 efficiency units, one manager's apartment, common area amenities, a full service kitchen, dining area, activity area, office, reception area, bathrooms and storage areas.

     The Series 1999-III Bonds with the Bastrop construction loan are secured by a co-first mortgage on the Bastrop project. We have title insurance on this 3.35 acres of land insuring good and marketable title to the property. During construction of the Bastrop facility, builder's risk, general liability and workers' compensation insurance will be provided by the general contractor, The Forsythe Group, Inc. Upon completion of the Bastrop project, we will obtain fire and extended coverage insurance to insure against loss by fire, windstorm, explosion and various other losses in anamount equal to the outstanding balance of the Series 1999-III Bonds. We will also obtain general liability and workers' compensation insurance upon completion of the Bastrop Project. In our opinion, the Bastrop project is adequately covered by insurance. The Bastrop project conforms to the zoning ordinances of Bastrop, Louisiana.

     The Farmerville Project. This project will be located on approximately 4 acres of and on the West side of LA Highway 33 just outside the city limits of Farmerville, Louisiana. Selection of the site of the Farmerville project was based upon a location that is near a hospital with no assisted living units. The Farmerville facility will be a 25 unit assisted living facility. Each of the assisted living units will have one or two bedrooms, small kitchenettes, private bathroom, closet and sitting areas. The facility will contain 22,217 square feet including 21 one bedroom units, 4 efficiency units, one manager's apartment, common area amenities, a full service kitchen, dining area, activity area, office, reception area, bathrooms and storage areas.

     The Series 1999-IV Bonds with the Farmerville construction loan are secured by a co-first mortgage on the Farmerville project. We have title insurance on this 4 acres of land insuring good and marketable title to the property. During construction of the Farmerville facility, builder's risk, general liability and workers' compensation insurance will be provided by the general contractor, The Forsythe Group, Inc. Upon completion of the Farmerville project, we will obtain fire and extended coverage insurance to insure against loss by fire, windstorm, explosion and various other losses in an amount equal to the outstanding balance of the Series 1999-IV Bonds. We will also obtain general liability and workers' compensation insurance upon completion of the Farmerville project. In our opinion, the Farmerville project is adequately covered by insurance. The Farmerville project is located in Union Parish which has no zoning requirements.

     The Natchitoches Project. This project will be located on approximately 4 acres of land on the East side of LA Highway 1 just outside the city limits of Natchitoches, Louisiana. Selection of the site of the Natchitoches project was based upon a location that was within a growing community with no existing assisted living units. The Natchitoches facility will be a 27 unit assisted living facility. Each of the assisted living units will have one or two bedrooms, small kitchenettes, private bathroom, closet and sitting areas. The facility will contain 22,216 square feet including 22 one bedroom units, 5 efficiency units, common area amenities, a full service kitchen, dining area, activity area, office, reception area, bathrooms and storage areas.

    The Series 1999-V Bonds with the Natchitoches construction loan are secured by a co- first mortgage on the Natchitoches project. We have title insurance on this 4 acres of land insuring good and marketable title to the property. During construction of the Natchitoches facility, builder's risk, general liability and workers' compensation insurance will be provided by the general contractor, The Forsythe Group, Inc. Upon completion of the Natchitoches project, we will obtain fire and extended coverage insurance to insure against loss by fire, windstorm, explosion, and various other losses in an amount equal to the outstanding balance of the Series 1999-V Bonds. We will also obtain general liability and workers' compensation insurance upon completion of the Natchitoches Project. In our opinion, the Natchitoches project is adequately covered by insurance. The Natchitoches project conforms to the zoning ordinances of the City of Natchitoches, Louisiana.

     For additional information, see "Description of Our Property - Financing of Our Facilities" and "Description of Bonds".

Appraisals

     Robert M. McSherry, MAI 3760 Chelsea Drive, Baton Rouge, Louisiana 70809, estimated market values for each of our facilities. Listed below are these appraised values.

     Appraised value of the Minden project . . . . . . $2,100,000

     Appraised value of the Oak Creek project. . . . . $3,170,000

     Appraised value of the Bastrop project  . . . . . $2,100,000

     Appraised value of the Farmerville project. . . . $2,030,000

     Appraised value of the Natchitoches Project . . . $2,255,000

     The appraiser, who is independent of the Biltmore Group, used various appraisal approaches, but gave the most weight to the income approach in his reconciliation and final value estimates. The income approach is an analysis which converts anticipated benefits to be derived from the ownership of property into a value estimated, with consideration given to the gross income, expense, net income, vacancy rate and capitalization. Furthermore, the income approach is not, for example, a valuation based upon the appraiser's estimate of the price that would be arrived at by a willing buyer and a willing seller in an arms-length sales transaction. Accordingly, it is questionable that, in the event of default, our facilities could be sold, whether voluntarily or at judicial sale, for the appraised value.

     The appraiser also estimated values for each of our facilities based on the cost approach. Listed below are these appraised values.

     Appraised value of the Minden project . . . . . . $2,255,000

     Appraised value of the Oak Creek project. . . . . $4,085,000

     Appraised value of the Bastrop project. . . . . . $2,140,000

     Appraised value of the Farmerville project. . . . $2,110,000

     Appraised value of the Natchitoches project . . . $2,310,000

     In contrast to the income approach, the cost approach estimates the replacement cost of the improvements. The cost approach reflects the value of the fee simple estate in the real estate; whereas the income approach reflects the "going concern" value, which would most likely not exist in a default situation.

     A decision to invest in the bonds should not be made based solely on the appraisals. Moreover, a purchaser of the bonds should realize and take into consideration the fact our facilities, if they should have to be sold, may bring less than is necessary to pay principal and interest due on the bonds. This could result in the investor losing all or a portion of his original investment, which the investor should take into consideration before making the purchase.

Construction of Our Facilities

     Listed in the following table are the proposed construction schedules and development/construction costs of our facilities. The dates and numbers as indicated below are estimates only.

                                                          Approximate Costs of
                     Construction    Anticipated Opening    Development and
Location              Start Date         Date                Construction
Minden project       November 1998      July 1999             $2,150,000
Bastrop project      December 1998     August 1999            $2,100,000
Farmerville project   March 1999       October 1999           $2,050,000
Natchitoches project  March 1999       October 1999           $2,200,000
Oak Creek project    November 1998     January 1999           $2,750,000

     The approximate costs of development and construction as shown for the Minden, Bastrop, Farmerville and Natchitoches projects include land, construction and service costs; architectural and engineering costs; furniture, fixtures and equipment. The amount shown for the Oak Creek project includes the acquisition and service costs; architectural and engineering costs; renovation costs; furniture, fixtures and equipment.

Financing of Our Facilities

     Construction and Acquisition Financing. We have obtained and will obtain interim/construction loans with The First Republic Bank of Monroe, Louisiana and Church Loans and Investments Trust of Amarillo, Texas for the construction and acquisition of our facilities. Each interim loan will be secured by a co-first mortgage on the corresponding project that will be acquired/built from the proceeds of the respective interim/construction loan. The interim loans are guaranteed by The Forsythe Group, Inc., an affiliate and member of the Biltmore Group, in the amount of $500,000 for each interim/construction loan. The trustee and holders of the bonds will not benefit, directly or indirectly, from the guarantees of The Forsythe Group, Inc.

     We obtained the construction loan for the Minden project in the amount of $1,358,520 from First Republic Bank. This loan closed on October 2, 1998, and the mortgage and security agreement setting forth the terms of the loan have been filed of record. The Minden construction loan bears interest at the rate of 9.20% per annum and is due September 28, 1999. This loan is secured by a co-first mortgage on the Minden project with the Series 1999-I Bonds.

     We obtained the interim loan for the acquisition of the Oak Creek project in the amount of $2,174,025 from Church Loans. This loan closed on October 20, 1998, and the mortgage and security agreement setting forth the terms of the loan have been filed of record. The Oak Creek interim loan bears interest at a variable rate equivalent to 0.5% per annum in excess of the lowest rate designated as the "Prime Rate" of interest as published by the Wall Street Journal under the heading "Money Rates." This loan is due May
20, 1999, unless we exercise our option of renewing and extending this loan. The loan is secured by a co-first mortgage on the Oak Creek project with the Series 1999-II Bonds.

     We obtained the construction loan for the Bastrop project in the amount of $1,220,000 from Church Loans. This loan closed on November 24, 1998, and the mortgage and security agreement setting forth the terms of the loan have been filed of record. The Bastrop construction loan bears interest at a variable rate equivalent to 1.5% per annum in excess of the lowest rate designated as the "Prime Rate" of interest as published by the Wall Street Journal under the heading "Money Rates." The loan is due November 24, 1999, unless we exercise our option of renewing and extending this loan. The Bastrop construction loan is secured by a co-first mortgage on the Bastrop project with the Series 1999-III Bonds.

     We obtained the construction loan for the Farmerville project in the amount of $1,330,000 from Church Loans. This loan closed on February 25, 1999, and the mortgage and security agreement setting forth the terms of the loan have been filed of record. The Farmerville construction loan bears interest at a variable rate equivalent to 1.5% per annum in excess of the lowest rate designated as the "Prime Rate" of interest as published by the Wall Street Journal under the heading "Money Rates." The loan is due February 25, 2000, unless we exercise our option of renewing and extending this loan. The Farmerville construction loan is secured by a co-first mortgage on the Farmerville project with the Series 1999-IV Bonds.

     We obtained the construction loan for the Natchitoches project in the amount of $1,450,000 from Church Loans. This loan closed on February 25, 1999, and the mortgage and security agreement setting forth the terms of the loan have been filed of record. The Natchitoches construction loan bears interest at a variable rate equivalent to 1.5% per annum in excess of the lowest rate designated as the "Prime Rate" of interest as published by the Wall Street Journal under the heading "Money Rates." The loan is due February 25, 2000, unless we exercise our option of renewing and extending this loan. The Natchitoches construction loan is secured by a co-first mortgage on the Natchitoches project with the Series 1999-V Bonds.

     If the proceeds from the sale of the Series 1999-I Bonds are insufficient to retire the Minden construction loan at its maturity, then Church Loans has agreed to loan us sufficient funds to retire the Minden construction loan, giving us the option of renewing and extending Church Loans' loan on the Minden project into a permanent loan amortized over thirteen years subject to the Biltmore Group being current on all its outstanding debt obligations. If the proceeds from the sale of the Series 1999-II, III, IV and V Bonds are insufficient to retire the Oak Creek interim loan, Bastrop construction loan, Farmerville construction loan and Natchitoches construction loan at their respective maturities, then we have been given the option by Church Loans of initially renewing and extending the term of these loans for an additional one year subject to our company being current on all its outstanding debt obligations. If any of these loans are extended and any of the renewed loans have not been retired by their extended maturity dates, then we have been given the option by Church Loans of renewing and extending the loan(s) into permanent loan(s) amortized over thirteen years subject to our company being current on all its outstanding debt obligations.

     Colonial Trust Company, acting as trustee on behalf of holders of the Bonds, and the interim lenders have entered into lienholders agreements with regard to each of the interim/construction loans.

     The lienholders agreements state, among other things that:

         1. The mortgage, security agreement and other collateral documents covering each of our facilities shall name both the corresponding interim lender and the trustee as lienholder;

         2. The mortgage, security agreement and other collateral documents shall secure ratably as provided in the lienholders agreements each interim/construction loan and the corresponding series of Bonds; and

         3. The proceeds of each series of bonds will be used, subject to the trust indenture, to pay down or retire the interim loans.

     The lienholders agreements also state that in the event of a default, if either the interim lender or the trustee elects to accelerate its loan, the other party agrees to accelerate its loan to the extent permitted under the other party's loan documents. If we were to default, the lienholders agreements provide that the corresponding interim lender and the trustee will conduct collection and foreclosure actions and proceedings jointly to the extent possible.

     In the event the interim lender and the trustee are unable to agree, then the interim lender is given the right to direct and make decisions, binding on the trustee and the holders of bonds. These decisions may concern maintenance, protection or disposition of the respective project in default and enforcement of the terms of the mortgage and security agreement. The interim lender may cause the defaulted project to be sold in its then current condition or may make renovations to, or complete construction of the defaulted project. The interim lender is not required to advance any funds except by its agreement, but in the event the interim lender elects to advance funds, proceeds of foreclosure will be applied first to reimburse any such funds advanced. Either the interim lender or the trustee may purchase the defaulted project at any foreclosure sale free and clear of the claims of the other.

     If any of our facilities are sold or otherwise disposed of at foreclosure, the lienholders agreements provide that the proceeds of disposition be applied to the respective interim/construction loan in default and the payment of the corresponding series of bonds on a pro-rata basis.
The "pro-rata" distribution of funds mean that after reimbursement of the interim lender's fees and expenses as provided above, the interim lender and the series of bonds associated with the defaulted interim/construction loan will each receive funds from any disposal on foreclosure of the defaulted project according to their respective percentage of the total principal balance, including both the respective interim/construction loan in default and the corresponding series of Bonds, on the property. Thus, depending on the net proceeds from a foreclosure sale, each entity would receive proceeds from the sale of property equal to the entire amount due them, or any amount equal to their percentage of the total indebtedness against the defaulted project, whichever is lesser.

     In addition to requiring the timely payment of the interim loans and the bond payments required under the terms of the trust indenture, the mortgages obligate us to maintain proper books and records, and refrain from certain activities such as altering the premises without prior written consent. The mortgages also dictate, in part, the permitted financial relationships between our company and the residents.

     Lines of Credit Financing.  We have access to two lines of credit from
First Republic Bank.   The lines of credit are secured by certificate of
deposits, land and residences owned by Joanne Caldwell-Bayles and The Forsythe Group, Inc., and the lines of credit are personally guaranteed by Joanne Caldwell-Bayles. One line of credit is in the amount of $604,000 bearing interest at the rate of 9.75% per annum. The Forsythe Group has secured this line of credit for the purpose of funding construction costs on our facilities at the first of each month until reimbursed by the interim loans at the end of each month. The Forsythe Group also has agreed to let us use this line of credit for operations and other uses as needed. This line of credit was made available on March 5, 1999 and is due on September 5, 2000. As of April 1, 1999, there was approximately $525,000 in funds available in this line of credit.

     The second line of credit is in the amount of $176,755 bearing interest at the rate of 9.75% per annum. This line of credit was made available to us on November 30, 1998 and is due November 30, 1999. This line of credit has been fully funded. Proceeds from the Series 1999-II Bonds will be used in part to retire this line of credit. We obtained this line of credit for the purpose of renovating the Oak Creek project.

     Permanent Financing. We have chosen to issue the bonds to provide the permanent financing for our facilities. Our first revenues have been pledged to repay the principal and interest on the Bonds. See "Sources and Uses of Proceeds" and "Description of Bonds."


                          Our Management

Managing Member

     The day to day operation of the Biltmore Group will be performed by our managing member, Joanne M. Caldwell-Bayles. According to the terms of our operating agreement, the managing member will be the chief executive officer of our company responsible for the general overall supervision of the business and affairs of the Biltmore Group. Mrs. Caldwell-Bayles shall serve as our managing member until her resignation or until she is removed by majority vote of all our members. Upon the resignation of the managing member, a successor shall be elected by a vote of our members.

     Joanne M. Caldwell-Bayles, 39 years old, has been our managing member since its inception in July 1998. Mrs.Caldwell-Bayles has senior executive experience in the development and operation of assisted living, retirement and memory disorder facilities in West Monroe, Ruston, Bossier City and Shreveport, Louisiana where she has served as the Operating Manager of The Arbor Group, L.L.C. since August of 1996 and President of Senior Retirement
Communities, Inc. since September of 1997.   Mrs. Caldwell-Bayles also has
senior executive experience in hotel management, personnel, finance and commercial and residential development. In addition to her duties with the Biltmore Group, The Arbor Group and Senior Retirement Communities, Mrs. Caldwell-Bayles has served since January of 1989 as the President, Chairperson of the Board of Directors and sole owner of The Forsythe Group, Inc., the manager and developer of our facilities and the parent corporation of four subsidiaries. These subsidiaries of The Forsythe Group include:
Forsythe Holdings, Inc., a commercial and residential lending company;
Format Capital, Corp., a commercialdevelopment and equipment leasing company; Lewis Enterprises, Inc., a residential development company; and Northwest Manufacturing Co., Inc., a manufacturing company for equipment for the
construction industry.   She has served on the Board of Directors of the
Alexandria Chamber of Commerce, the Louisiana Restaurant Association and the Louisiana Hotel/Motel Association. She also has served as President of the Tourism Commission of Rapides Parish, Louisiana and of the Hotel/Motel Association of Alexandria, Louisiana. Mrs. Caldwell-Bayles attended Northeast Louisiana State University in Monroe, Louisiana.

     Mrs. Caldwell-Bayles will be the person primarily responsible for overseeing our actual operation and management. Accordingly, our success as a company will be dependent upon her efforts. Mrs. Caldwell-Bayles will delegate most of the daily operational responsibilities of the Biltmore Group to on-site administrators. The administrators will be selected from a group of candidates who must have a degree in administration and/or gerontology. Prior to commencement of operations of each facility, Mrs. Caldwell-Bayles will hire an administrator whose salary and employee benefits will be our expense of operation. Mrs. Caldwell-Bayles will also recruit all other employees. We anticipate that we will employ an average of 10 employees to work at each facility with a total of approximately 50 employees working for us upon completion of the Minden, Oak Creek, Bastrop, Farmerville, and Natchitoches Projects. Mrs. Caldwell-Bayles will devote approximately 30% of her time to the affairs of the Biltmore Group but is willing to devote additional time if necessary.

Executive Compensation

     Joanne M. Caldwell-Bayles, our managing member, may receive the following compensation:

         - an annual salary in the amount of $30,000 per year beginning when our first facility is opened for business and

         -    reimbursement for reasonable costs incurred by Mrs.
              Caldwell-Bayles including but not limited to automobile mileage, telephone expenses and entertainment expenses associated with the Company's business.


                       Our Principal Owners

     The following table sets forth information about the beneficial ownership of our membership interests as of December 31, 1998.


Name & Address                                             Percent of
of Beneficial Owner          Title of Class      Units    Class Owned
Joanne M. Caldwell Bayles  Membership Interest  578,239      52%
507 Trenton Street
West Monroe, LA 71291

The Forsythe Group, Inc.   Membership Interest  532,524      48%
507 Trenton Street
West Monroe, LA 71291


     Joanne M. Caldwell-Bayles owns 100% of the capital stock of the Forsythe Group, Inc.

                      Our Plan of Operation

     Our primary plan of operation is to establish a local, regional and national network of retirement and assisted living facilities that will operate profitably. We have completed the renovation of our facility in Oak Creek, Arizona and intend to complete construction of four facilities in Northern Louisiana by October 1999. Our four facilities in Louisiana are located in Minden, Bastrop, Farmerville and Natchitoches. We intend to employ an average of 10 employees per completed facility with a total of approximately 50 employees working for us by September 1999.

     Based upon market research of the assisted living, retirement living and memory disorder care industries within the facilities' market areas, we expect to reach stabilized occupancy within 12 months upon completion of each facility. "Stabilized occupancy" means an occupancy rate of 90% - 95% that is maintained at this level for at least three months. Our expected occupancy stabilization period is based upon the historical operating results of The Arbor Group, one of our affiliates. However, actual results of our facilities' stabilization time frames may differ from the projected time frames due to changes in local and national market conditions.

     The Arbor Group has completed construction and is now operating a similar assisted living and memory disorder facility in West Monroe,
Louisiana. The Arbor Group has been and will continue to be a model for the future development of the Biltmore Group. Senior Retirement Communities, another of our affiliates, has completed construction of two facilities in
late 1998 and a third facility in early 1999.   Senior Retirement Communities'
facilities are similar to those to be built by the Biltmore Group and are operating under the name of The Arbor Retirement Community and The Terrace.
The Arbor Group and Senior Retirement Communities are managed by the same organization, The Forsythe Group, Inc., which will also manage our properties. While we are newly formed, we will also operate our properties in Northern Louisiana under the name of The Arbor Retirement Community. The Arbor Retirement Community has established name recognition in portions of Northern Louisiana through the operations of The Arbor Group and Senior Retirement Communities' facilities. We are in the process of increasing name recognition in the proposed communities in which our Facilities will be located. Our facility located in Arizona is being operated under the name of The Biltmore of Oak Creek.

     In order for us to fund all of our objectives of this offering, the maximum offering amount must be sold by the termination date of this offering, and we will need to raise additional operating funds during the first 12 months of operation. We have estimated that $500,000 will be needed for operation during the first 12 months, above and beyond the expenses as set forth in "Sources and Uses of Funds."

     Currently, The Forsythe Group has one line of credit from which we can access for the use of additional operating funds. Once construction of our facilities have been completed, we should have access to over $600,000 in funds available from this line of credit. Advances on this line of credit will be made by the Forsythe Group to us until our cash flow reaches an amount where advances are not necessary. At this point, we will repay the advances out of the excess cash flow to be applied first to accrued interest and then to the outstanding principal. Interest will accrue at the rate of 9.75%. This line of credit has been established by the pledging of collateral not secured by the bonds; Mrs. Caldwell-Bayles, The Forsythe Group and The Arbor Group also have pledged other assets to secure the line of credit.

     If additional funds are needed for our operation, The Forsythe Group, our management company, has agreed to defer collection of its management fees. However, we believe that it will not be necessary for us to raise additional funds during the next 12 months other than the use of the credit line, unless all of the bonds are not sold. In such event, we intend to proceed as follows based upon how many bonds have been sold:

         - If the minimum offering amount is not reached for a series of bonds, then the subscribers to this series of bonds will receive the return of their subscription amount plus interest. If this occurs, we will convert the interim loan applicable to this series of bonds into a permanent loan as provided for in the interim loan agreement.

         - If all of the bonds are not sold for a series of bonds but the minimum amount has been met for this series,then we would convert the unpaid balance of the interim loan applicable to this series of bonds into a permanent loan as provided for in the interim loan agreement. If this occurs, the sold bonds for this series of bonds will remain outstanding on a co-first mortgage position with the converted interim loan.

     If either the minimum offering amount is not reached or not all of the bonds are sold for a series of bonds, then we may need to secure additional funds beyond the use of the credit line for the completion and/or operation of the facility related to the affected series of bonds. Presently, we do not have other sources of financing, nor may we be able to secure additional financing if needed in the future.

     The successful operation of our assisted living and retirement living facilities is affected by several factors applicable to senior care facilities, including:

          - Attracting a sufficient number of residents to achieve high levels of occupancy;

          - Competition from presently existing and operating facilities in our service areas;

          - Adoption of new legislation or regulation affecting the operation of our facilities and increasing our operating costs;

          -  Establishment of wage, rent or price controls;

          - Availability and cost of liability, casualty and malpractice insurance;

          -  Scarcity in personnel required for proper staffing;

          -  Increase in utility costs;

          - Changes in tax, pension, social security or other laws and regulations affecting the provision of senior care and other services; and

          - Property risks such as fire or other casualty, condemnation, increase in property taxes, water and sewer rates and operating costs.

    Our product is providing living accommodations for seniors who need assistance. As the needs of our residents change, we are willing to modify our operations to accommodate our residents needs. We are committed to continue researching the trends of senior citizens' living accommodation needs. There is no assurance that we will be able to accomplish any or all of these objectives.


               Prior Performance of Our Affiliates

     The Arbor Group, L.L.C., an affiliated limited liability company of the Biltmore Group, has prior experience in the development and operation of an assisted living and memory disorder facility similar to that of our proposed facilities. In August 1996, Mrs. Caldwell-Bayles, Raymond Nelson and Jean Gaffney Nelson formed The Arbor Group, L.L.C. for the purpose of developing and operating a 35-unit assisted living facility and a 24-unit memory disorder facility in West Monroe, Louisiana. The facility was completed and opened for business on November 4, 1997. The year 1998 was the first full year of operations for this facility. Mrs. Caldwell-Bayles serves as the operating manager of The Arbor Group, L.L.C.

     The Arbor Group's gross revenues for the year ending December 31, 1998 were $738,415. The Arbor Group's expenses for the same period, including depreciation and debt service, were $1,108,836. For the one month period ending January 31, 1999, The Arbor Group's gross revenues were $101,197.
The Arbor Group's expenses for this same period were $104,905 including depreciation and debt service. These amounts were provided by the management of The Arbor Group and are not audited. As of May 1, 1999, the occupancy rate of The Arbor Group's assisted living and memory disorder facility was 93%.

     The Arbor Group's assisted living and memory disorder facility was financed by the issuance of bonds in the amount of $3,250,000 under terms similar to that of this offering. The bonds for the Arbor Group were offered and sold by MMR Investment Bankers.

     Senior Retirement Communities, Inc., an affiliate of the Biltmore Group, has completed a 48-unit assisted living facility in Ruston, Louisiana and a 24-unit memory disorder facility in Shreveport, Louisiana. These facilities were completed in the fourth quarter of 1998. Senior Retirement Communities completed a third assisted living and memory disorder facility in Bossier City in the first quarter of 1999. These facilities are similar to our proposed facilities. These properties operate under the name of The Arbor Retirement Community and The Terrace; they are all located in Northern Louisiana, thereby helping to increase The Arbor Retirement Communities' name recognition in the area.

     Senior Retirement Communities' assisted living and memory disorder facilities are being financed by the issuance of bonds in the amount of $9,000,000 under terms similar to that of this offering. The bonds for Senior Retirement Communities are being offered and sold by MMR Investment Bankers with approximately 97% of the bonds having been subscribed for as of May 1, 1999. The operating results of Senior Retirement Communities can be found in their 10-KSB dated December 31, 1998 and additional reports as required, which are filed with the Securities and Exchange Commission, Washington, D.C. 20549.


                       Certain Transactions

     Joanne M. Caldwell-Bayles, our managing member, owns or controls each affiliated company of the Biltmore Group. She has entered into certain transactions with us which have not been determined by arms length negotiations. We do not have any procedures or policies, nor will be putting any in place, which can assure that transactions with our affiliates will be on terms no less favorable than those which could be obtained from unaffiliated third parties. Furthermore, the terms of these transactions are or may be substantially different from the terms of transactions negotiated with third parties.

     Units of our membership interests were issued to Ms. Caldwell-Bayles and her affiliates for some of the following transactions. A unit of our membership interest represents an ownership interest in the Biltmore Group. Each unit was issued for either a dollar of cash, assets or services contributed to the Biltmore Group. See "Our Principal Owners."

Land Acquisition

     On October 2, 1998, we acquired 5.72 acres of land at the Minden location from Senior Retirement Communities, one of our affiliates. The sales price for the land was $203,739. Senior Retirement Communities acquired this land plus an additional 4 acres on April 30, 1998 from an unrelated party.
Senior Retirement Communities basis in this property was $203,739. We did not purchase the entire tract of land, because the portion that we did not acquire required extensive site work and was less desirable for development. Since we acquired only a portion of the 9.72 acres from Senior Retirement Communities, this transaction resulted in a gain to Senior Retirement Communities of $86,059.

Construction Contracts

     On November 18, 1998, we entered into a design/builder contract in the amount of $1,777,000 with The Forsythe Group, one of our members and affiliates, to construct the Minden project. The contract calls for the cash payments of $1,352,000 during the building of the Minden project as approved by the contract engineer and the issuance of additional units of membership interests valued at $425,000. As of December 31, 1998, $345,245 had been paid on this contract and $174,000 of membership interests had been issued for services rendered in connection with the project. The remainder of the $251,000 due to be paid through the issuance of membership interests will be issued at the completion of this project.

     On November 18, 1998, we entered into a design/builder contract in the amount of $1,777,000 with The Forsythe Group to construct the Bastrop project. The contract calls for the cash payments of $1,352,000 during the building of the Bastrop project as approved by the contract engineer and the issuance of additional units of membership interests valued at $425,000. As of December 31, 1998, $36,560 had been paid on this contract and $175,000 of membership interests had been issued for services rendered in connection with the project. The remainder of the $250,000 due to be paid through the issuance of membership interest will be issued at the completion of the project.

     On November 18, 1998, we entered into a design/builder contract in the amount of $1,777,000 with The Forsythe Group to construct the Farmerville project. The contract calls for the cash payments of $1,352,000 during the building of the Farmerville project as approved by the contract engineer and the issuance of additional units membership interests valued at $425,000.
As of December 31, 1998, $0 had been paid on this contract and $135,000 of membership interests had been issued for services rendered in connection with the project. The remainder of the $290,000 due to be paid through the issuance of membership interests will be issued at the completion of this project.

     On November 18, 1998, we entered into a design/builder contract in the amount of $1,777,000 with The Forsythe Group to construct the Natchitoches project. The contract calls for the cash payments of $1,352,000 during the building of the Natchitoches project as approved by the contract engineer and the issuance of additional units of membership interests valued at $425,000. As of December 31, 1998, $0 had been paid on this contract and $135,000 of membership interests had been issued for services rendered in connection with the project. The remainder of the $290,000 due to be paid through the issuance of membership interests will be issued at the completion of this project.

Management Contract

     On August 27, 1998, The Forsythe Group entered into a management agreement with the Biltmore Group for the management of our facilities. The management agreement extends to the year 2010, with compensation based on each facility, paying the Manager $1,500 per month or seven percent of the gross collections of a facility, whichever is greater. The management agreement can be terminated by mutual consent of the parties, bankruptcy or for cause. We anticipate the payments under the management agreement to The Forsythe Group will be approximately $90,000 in 1999. For the first full year of operations after all the facilities have been opened, we estimate the management fees to total approximately $163,000. In the second full year of operations, we estimate these fees to total approximately $199,000 per year. After the second full year of operations, we estimate these fees to total approximately $210,000 per year.

Other Transactions

     On August 20, 1998, we issued 265,000 units of membership interests to The Forsythe Group for $91,000 cash and services rendered in connection with developing the plans for construction, obtaining State Fire Marshall approval of the plans and getting approval of the proper zoning of the Minden project.

     On September 30, 1998, we issued 21,500 units of membership interests to Joanne M. Caldwell-Bayles for $2,000 cash and services rendered in connection with the formation of the Biltmore Group.

     On October 19, 1998, we issued 85,000 units of membership interests to Joanne M. Caldwell-Bayles for services rendered in connection with the interior design of our facilities and market research studies for our facilities.

     On November 10, 1998, we issued 203,739 units of membership interests to Joanne M. Caldwell-Bayles for $203,739 in cash.

     On November 10, 1998, we issued 270,000 units of membership interests to Joanne M. Caldwell-Bayles for services rendered in connection with selecting the location and purchasing of the land on which the Bastrop and Farmerville projects are to be built, developing the plans for construction, obtaining State Fire Marshall approval of the plans and getting approval of the proper zoning of the Bastrop and Farmerville projects.

     On November 10, 1998, we issued 267,523.50 units of membership interests to the Forsythe Group for $132,523.50 in cash and services rendered in connection with selecting the location and purchasing of the land on which the Natchitoches project is to be built, developing the plans for construction, obtaining State Fire Marshall approval of the plans and getting approval of the proper zoning of the Natchitoches project.


                       Description of Bonds

     The bonds will be issued in book-entry form, unless the purchaser requests a printed bond certificate, according and subject to the provisions of the trust indenture between the Biltmore Group and Colonial Trust Company of Phoenix, Arizona. Colonial Trust Company will serve as trustee, bond registrar and paying agent. The bonds will be qualified to the extent that enforcement of their rights and remedies may be affected by other laws such as bankruptcy, insolvency or re-organization which are applicable to the rights and remedies of creditors and secured parties, thus affecting the rights of the trustee and the bondholders and their ability to make recovery of your investment as a result of such events. Additionally, our trust indenture has not been prepared to qualify under the Trust Indenture Act of 1939. Therefore, certain provisions such as the qualification of the trustee and its financial condition, remedies upon default, investments by the trustee and voting and notice provision contained in our trust indenture may not be the same as would be required under the Trust Indenture Act of 1939. The failure of us to incorporate these provisions in our trust indenture may limit your rights as a bondholder. Copies of the trust indenture will be deposited with the trustee, the Biltmore Group and the underwriter. The following is a summary of the provisions of the trust indenture.

Security and Source of Payment for the Bonds

     All of the bonds will be secured by co-first mortgages upon our facilities as follows:

         - The Series 1999-I Bonds in the amount of $1,800,000 will be secured by a co-first mortgage against the property comprising the Minden, Louisiana facility;

         - The Series 1999-II Bonds in the amount of $2,700,000 will be secured by a co-first mortgage against the property comprising the Oak Creek, Arizona facility;

         - The Series 1999-III Bonds in the amount of $1,800,000 will be secured by a co-first mortgage against the property comprising the Bastrop, Louisiana facility;

         - The Series 1999-IV Bonds in the amount of $1,800,000 will be secured by a co-first mortgage against the property comprising the Farmerville, Louisiana facility; and

         - The Series 1999-V Bonds in the amount of $1,800,000 will be secured by a co-first mortgage against the property comprising the Natchitoches, Louisiana facility.

     When you purchase a bond, you will have a priority interest as a creditor in the facility for which your bond is applicable so that, in the event of a default in the payment of your bond, the trustee may sell or foreclose upon the facility. If such sale or foreclosure does not cure the default, the trustee may, at its discretion, sell or foreclose upon any or all of the other facilities and pay the bonds applicable to such facilities and then apply such remaining funds to cure your defaulted bond.

     Furthermore, we pledge our first revenues and receipts from each of the above described properties and facilities to secure the payment of the bonds. These revenues and receipts shall be first applied to the payment of the bonds of which the proceeds were used to obtain or construct the facility or property producing such revenues and receipts. Then, the revenues and receipts will be applied to any other bonds the payment of which is in default and if none, or after this has been done, to the payment of other of our bonds as the trustee, in the trustee's discretion, may select.

General

     We are offering $9,900,000 of co-first mortgage bonds in five series, with the proceeds from each series being used for the construction or acquisition of a particular project. The issue and sale of each series of bonds is not contingent on the issue and sale of the other series of bonds, and will be separately offered and sold and subject to minimum proceeds prior to their issuance.

     The bonds will be issued in book-entry form, unless the purchaser requests a printed bond certificate, as registered bonds without coupon in denominations of $250 each or any integral multiple thereof. The bonds will be issued to mature serially, except the Series 1999-II Bonds which will all mature on one maturity date. To "mature serially" means the bonds will mature according to predetermined maturity dates, beginning six months from the issue date on the Series 1999-III Bonds and beginning eighteen months from the issue date on the Series 1999-I, IV and V Bonds and continuing to mature each six months thereafter until the final maturity period of each of these series of bonds as indicated in the "Prospectus Summary."
The purchaser of a bond should understand that in the event he/she should need to sell the bond, the underwriter does not make a secondary market for the bonds, nor is there the likelihood a secondary market will develop. Principal and interest are payable in lawful money of the United States by the trustee, acting in its capacity as paying agent. Some bonds pay interest by check semiannually and are called simple interest bonds.
Other bonds pay the interest earned only at the maturity of the bond and are called compound interest bonds.

     The Series 1999-I Bonds will be dated June 1, 1999, and are subject to the sale of a minimum of $400,000 in principal amount of bonds. The aggregate principal amount of the Series 1999-I Bonds is $1,800,000 and is comprised of bonds in the principal amount of $1,738,500 that will mature serially and bear simple interest payable by check mailed to the registered owners each December 1 and June 1 until maturity and bonds in the principal amount of $61,500 that will mature serially and bear interest compounded semiannually each December 1 and June 1 that is payable at maturity. The Series 1999-I Bonds will begin accruing interest as of June 1, 1999, whether or not they have been purchased and whether or not the minimum offering amount has been reached. If any of the Series 1999-I Bonds are purchased after June 1, 1999, the purchaser will be entitled to receive interest on the Bond from June 1, 1999.

     The Series 1999-II Bonds will be dated July 1, 1999, and the Series 1999-II are subject to the sale of a minimum of $600,000 in principal amount of bonds. The aggregate principal amount of the Series 1999-II Bonds is $2,700,000. The Series 1999-II Bonds will mature on July 1, 2004 and bear simple interest payable by check mailed to the registered owners each January 1 and July 1 until maturity. Interest on the Series 1999-II Bonds will accrue from the date payment for the Series 1999-II Bonds is received in the office of the underwriter or from July 1, 1999, whichever is later, whether or not the minimum offering amount for this series of bonds has been reached.

     The Series 1999-III Bonds will be dated July 1, 1999, and the Series 1999-III Bonds are subject to the sale of a minimum of $400,000 in principal amount of bonds. The aggregate principal amount of the Series 1999-III Bonds is $1,800,000 . The Series 1999-III Bonds will mature serially and bear interest compounded semiannually each January 1 and July 1 that is payable at maturity. The Series 1999-III Bonds will begin accruing interest as of July 1, 1999, whether or not they have been purchased and whether or not the minimum offering amount has been reached. If any of the Series 1999-III Bonds are purchased after July 1, 1999, the purchaser will be entitled to receive interest on the bond from July 1, 1999.

     The Series 1999-IV Bonds will be dated August 1, 1999, and the Series 1999-IV Bonds are subject to the sale of a minimum of $400,000 in principal amount of bonds. The aggregate principal amount of the Series 1999-IV Bonds is $1,800,000 and is comprised of bonds in the principal amount of $1,718,750 that will mature serially and bear simple interest payable by check mailed to the registered owners each February 1 and August 1 until maturity and bonds in the principal amount of $81,250 that will mature serially and bear interest compounded semiannually each February 1 and August 1 that is payable at maturity. The Series 1999-IV Bonds will begin accruing interest as of August 1, 1999, whether or not they have been purchased and whether or not the minimum offering amount has been reached. If any of the Series 1999-IV Bonds are purchased after August 1, 1999, the purchaser will be entitled to receive interest on the bond from August 1, 1999.

     The Series 1999-V Bonds will be dated September 1, 1999, and the Series 1999-V Bonds are subject to the sale of a minimum of $400,000 in principal amount of bonds. The aggregate principal amount of the Series 1999-V Bonds is $1,800,000 and is comprised of bonds in the principal amount of $1,718,750 that will mature serially and bear simple interest payable by check mailed to the registered owners each March 1 and September 1 until maturity and bonds in the principal amount of $81,250 that will mature serially and bear interest compounded semiannually each March 1 and September 1 that is payable at maturity. The Series 1999-V Bonds will begin accruing interest as of September 1, 1999, whether or not they have been purchased and whether or not the minimum offering amount has been reached. If any of the Series 1999-V Bonds are purchased after September 1, 1999, the purchaser will be entitled to receive interest on the bond from September 1, 1999.

Tax Consequences

     Interest paid on the bonds is not exempt from federal or state income taxes. Interest on simple interest bonds is paid by check semiannually.
Each year the purchaser of a simple interest bond will receive a form 1099
INT from the trustee/paying agent showing the interest earned on the bond(s) for that tax year. While compound interest bonds pay the interest earned only at the maturity of the bond, a portion of the interest must be reported as income each year even though no interest will be paid until maturity. The interest to be reported each year is the amount of interest accruing on the bond that year. Each year the purchaser of a compound interest bond will receive a form 1099 OID from the trustee/paying agent showing the interest earned on the bond(s) for that tax year. For further information concerning the tax consequences of purchasing or holding the bonds, the investor should consult his or her tax advisor.

Trust Funds Established Under the Trust Indenture

     The trust indenture provides for the creation of bond proceeds funds, into which the proceeds from the sale of bonds will be deposited for each series of bonds. The trust indenture also creates the bond operating funds, into which payments for each series of bonds of the Biltmore Group are collected prior to payments being made to the bondholders.

Payment of Bonds

     Principal and interest on the bonds is payable at the office of the trustee in lawful currency of the United States of America. Payment of interest shall be made to the registered owners of the bonds and paid by check or draft mailed to the registered owners at the address appearing on the bond register of the trustee. Each holder who has received a printed bond certificate must send his/her matured bonds to the paying agent in order to obtain payment of the aggregate principal amount.

Events of Default

     The term "event of default" when used in the trust indenture means the occurrence of any one of the following events in regard to the series of bonds to which such default should occur:

         - Failure or refusal to pay when due the principal and/or interest on any of the bonds in such series;

         - Failure or refusal to timely pay into the operating fund accounts any installment(s) required to pay any of the bonds in such series;

         - Failure or refusal to pay when due any taxes, assessments, insurance, claims, liens or encumbrances upon our facilities securing the bonds of such series, or to maintain such facilities in good repair, or to cure the breach of any other covenant set forth in the trust indenture as to such series of bonds;

         - Failure or refusal to pay when due any loan or advance by or the fees and expenses of trustee or of any depository or escrow agent incurred in regard to such series;

         - Failure or refusal, upon written request of the trustee to furnish trustee with such insurance policies, financial reports and information concerning the Biltmore Group as may be reasonably required by trustee, or to grant unto trustee, its agents, accountants and attorneys access during normal business hours to our offices for the purpose of examining and, within reasonable limits, photocopying such records;

         - Making an assignment for the benefit of creditors; or should a receiver, liquidator, or trustee be appointed to assist in the payment of our debt; or should any petition for bankruptcy, reorganization, or arrangement of the Biltmore Group be filed; or should we be liquidated or dissolved, or its charter expire or be revoked.

     In the event that we should default in the payment of any required operating fund payment and/or payment of principal or interest upon any outstanding bond(s), then the trustee shall apply any of our revenues and receipts received by the trustee:

         - First, to the payment of the bonds of which the proceeds were used to construct or obtain the facility from which the revenues or receipts were received;

         - Second, to the payment of any other bonds, the payment of which are then in default; and

         - Third, as the trustee may determine, in the trustee's sole discretion.

Remedies of Default

     Upon the occurrence and continuation of an event of default for a period of 30 days, the trustee may accelerate the bonds and declare the principal of all bonds outstanding of such series of bonds then in default. Additionally, upon written request of the holders of not less than 25% of the bonds outstanding of such series of bonds then in default, the trustee is obligated to accelerate the maturity of such series of bonds then in default in an event of default.

     In the event that:

         - We are in default in the payment of the principal and/or interest on one or more series of the bonds, but not all of the series of the bonds,

         - Or we are in default in the timely payment of the installments to the operating fund account required on one or more series of the bonds, but not all of the series of the bonds,

         -    And should such default continue for a period of 30 days,

         - And as a result, the trustee has declared to be immediately due and payable the principal balance and accrued interest of only the unpaid bonds in the series in default,

         -    And if we then fail to pay this amount,

     Then the trustee may proceed to foreclose the lien against the property applicable to the defaulted series of bonds. If this occurs, the proceeds from the sale of the property so foreclosed, after the payment of all expenses and amounts due the trustee, shall be first applied to the payment of such defaulted bonds.

     If there remains a deficiency in the payment of the series of bonds in default, then the trustee may declare to be immediately due and payable the principal balance due and accrued interest of any or all of the unpaid bonds of any or all of the remaining series issued by the Biltmore Group according to the trust indenture. If we then fail to pay said amount, the trustee then may proceed to exercise any remedy provided for in the trust indenture, including a foreclosure of the lien securing the then accelerated and unpaid bonds. Upon the foreclosure of any property securing a series of bonds, the proceeds received from any such foreclosure, after the payment of all expenses and amounts due the trustee, shall be applied:

         -    First to the payment of the bonds so foreclosed;

         -    Secondly, to the payment of the bonds, then in default; and

         - After this, as the trustee may determine, in the trustee's discretion.

Additional Covenants

     In addition to our obligation to remit the principal and interest payments when due, we have agreed to at our own cost and expense, maintain the properties in good repair and condition and pay or discharge all taxes, assessments and any mechanic's or material men's liens that may become payable.

Casualty Insurance

     With respect to insurance, we have agreed to maintain in full force and effect at all times fire and extended coverage insurance insuring against losses in an amount at least equal to the balance then due on the outstanding bonds. The proceeds of any such insurance are to be applied:

         -    For the replacement or repair of the property damaged,

         - To purchase additional property secured by the trust indenture as originally acquired with bond proceeds,

         -    For construction of additional improvements on our facilities,

         -    To redeem outstanding bonds,

         -    Or a combination of the foregoing.

     If the proceeds from the sale of the bonds are to be used to finance the construction of improvements, we agree to furnish and maintain in full force builder's risk insurance during the period of construction. In addition, we have agreed to maintain in full force and in effect at all time general liability insurance in such amount and with such insurers as shall be approved by the trustee. The trustee is authorized to withdraw funds from the bond operating fund and to apply funds for the our account of such obligations as aforementioned, and we are obligated to immediately restore the proper balance of the bond operating fund.

Periodic Reporting

     We have agreed to furnish to the trustee, at least annually, audited financial statements, including a balance sheet, statement of activity and statement of changes in financial position and to permit the trustee to examine our books or records of accounts and our facilities at all reasonable times. Audited annual financial statements will also be supplied to the investors.

Additional Bond Issues/Additional Indebtedness

     We reserve the right to issue additional parity bonds or incur additional debt obligations for any lawful purpose, including refunding any outstanding bonds. Such additional bonds along with these bonds that are currently being offered should be deemed "Bonds" for all purposes and as defined in the trust indenture. When issued and delivered the additional bonds will be secured under the terms of the trust indenture and shall be on parity with all then outstanding bonds of the Biltmore Group as offered in this prospectus. The additional bonds may be offered in one or more series or issues, in various principal amounts, bearing interest, maturing, and having such redemption features and other provisions as may be provided in any supplemental indenture or other instrument authorizing their issuance. However, no series or issue of additional bonds shall be issued unless:

         - Any default or event which would result in default by the Biltmore Group under the trust indenture has been first cured;

         - Any real property acquired from the proceeds of additional bonds must be subjected to and become a part of the lien of the trust indenture and any mortgage or deed of trust upon our facilities; and

         - The ratio of the total of outstanding bonds plus the additional bonds shall not exceed 100% of the capitalized cost of the property, inclusive of any new construction or
               improvements to secure the payment of the bonds.   Also, no
               additional debt as allowed by the trust indenture shall be incurred by the Biltmore Group without the written consent of the Kansas Securities Commissioner.

Substitution of Collateral

     If we are not then in default, the trustee may execute partial releases or accept substitution of collateral; provided, however, that in every such instance the trustee must receive from some disinterested person a certificate stating that the value of the property to be substituted is of equal or greater value to the original property.

Successor Trustee

     If the trustee resigns or is removed or dissolved or if any court or administrative body takes control over the property or affairs of the trustee because of insolvency or financial difficulty or for any other reason, then we must appoint a successor trustee. If we fail to make such an appointment, the majority in principal amount of bondholders may appoint a successor trustee. The successor trustee must then mail notice of its appointment to the registered owners but no other notice is required.

Modification of Trust Indenture

     The trust indenture may be amended or supplemented from time to time by the parties thereto without the consent of or notice to the bondholders for any of the following purposes:

         -    To cure any ambiguity, omission, formal defect or inconsistency;
              or

         -    To issue additional bonds within the guidelines described above;
              or

         - To make any change which, in the judgement of the trustee in reliance upon any opinion of counsel does not adversely affect the rights of the holders of any bond.

     The trust indenture may be amended or supplemented for purposes other than those set forth above with the consent of the holders of 66 2/3% of the bonds then outstanding; provided, however, that no such amendment or supplement without the consent of the holder of any bond affected shall:

         - Reduce the percentage of the principal amount of bonds the holders of which must consent to for any such amendment, supplement or waiver;

         - Reduce the rate or extend the time of payment of interest on any bonds; or

         - Reduce the principal or premium, if any, on any bond or extend the time or times of payment thereof whether at maturity, upon redemption or otherwise.

Prepayment

     We have reserved the right to redeem all or a portion of the bonds prior to their stated maturity. The bonds are subject to redemption without premium at their stated principal amount plus accrued interest. The registered owner will be given written notice of such redemption at the owner's address as it appears on the bond register. It is the owner's responsibility to notify the paying agent of any change of address. Any bond not redeemed by its owner within three years after its maturity date is deemed to have been paid, and the funds will escheat to the benefit of the appropriate state authority.

Requirements of the Operating Fund Accounts

     Under the trust indenture, we must establish operating fund accounts and make monthly deposits into the operating fund accounts in amounts predetermined to be sufficient at all times to pay the principal and interest of each series of the bonds. The required monthly deposits will be as follows:

         Series 1999-I ($1,800,000)
         -    $14,010.01 per month for one year beginning June 1, 1999
         -    $17,450.02 per month for one year beginning June 1, 2000
         -    $17,750.02 per month for one years beginning June 1, 2001
         -    $18,270.02 per month for four and one half years beginning
              June 1, 2002
         -    With a final balloon payment of $1,451,750 due on November
              30, 2006
         -    Payments include the paying agent fee of $450 per month.

         Series 1999-II ($2,700,000)
         -    $20,925.01 per month for five years beginning July 1, 1999
         -    With a final balloon payment of $2,700,000 due on June 30, 2004
         -    Payments include the paying agent fee of $675 per month.

         Series 1999-III ($1,800,000)
         -    $13,727.99 per month for one year beginning July 1, 1999
         -    $15,442.00 per month for one year beginning July 1, 2000
         -    $17,223.00 per month for one year beginning July 1, 2001
         -    $18,970.03 per month for four and one half years beginning
              July 1, 2002
         -    With a final balloon payment of $1,416,771 due on December
              31, 2006
         -    Payments include the paying agent fee of $450 per month.

         Series 1999-IV ($1,800,000)
         -    $13,270.00 per month for one year beginning August 1, 1999
         -    $16,119.99 per month for one year beginning August 1, 2000
         -    $17,651.00 per month for one years beginning August 1, 2001
         -    $19,434.99 per month for two years beginning August 1, 2002
         -    With a final balloon payment of $1,575,000 due on July 31, 2004
         -    Payments include the paying agent fee of $450 per month.

         Series 1999-V ($1,800,000)
         -    $13,270.00 per month for one year beginning September 1, 1999
         -    $16,119.99 per month for one year beginning September 1, 2000
         -    $17,651.00 per month for one years beginning September 1, 2001
         -    $19,434.99 per month for two years beginning September 1, 2002
         -    With a final balloon payment of $1,575,000 due on August 31,
              2004
         -    Payments include the paying agent fee of $450 per month.

     The trustee must first draw, from the operating fund accounts, the charges due for paying agency and trustee services. Thereafter, the amounts in the operating fund accounts shall be used solely for the payment of interest coming due or principal coming payable on the bonds or for the redemption of bonds. However, the trustee may, in the event we fail to maintain or insure our properties, apply such funds as may be available in the operating fund accounts to perform our obligations. We are obligated to immediately replenish such funds so applied.

Initial Operating Fund Payments

     Initial operating fund payments will be funded from the sale bonds as follows:

         - $90,000 will be funded from the proceeds of the sale of the Series 1999-I Bonds;

         - $125,000 will be funded from the proceeds of the sale of the Series 1999-II Bonds;

         - $90,000 will be funded from the proceeds of the sale of the Series 1999-III Bonds;

         - $90,000 will be funded from the proceeds of the sale of the Series 1999-IV Bonds and

         - $90,000 will be funded from the proceeds of the sale of the Series 19999-V Bonds.

     These initial operating funds will be used only to make the initial
payments on the respective series of bonds.   They are equivalent to
slightly more than the first six month operating fund payments for the five series of bonds assuming all of the bonds are sold. After the initial operating fund payment amounts have been expended, the remaining operating fund payments will be payable primarily from the first revenues of our facilities. If we are unable to make the required operating fund payments to pay the principal and interest due on a series of bonds, then an event of default will occur in this series of bonds. See "Description of Bonds - Events of Default" and "Description of Bonds - Remedies of Default."

Bond Reserve Account

     We have agreed to establish a bond reserve account which will be funded by four of the five series of bonds as follows:

         -    $140,000 from the Series 1999-I Bonds,

         -    $140,000 from the Series 1999-III Bonds,

         -    $140,000 from the Series 1999-IV Bonds and

         -    $117,000 from the Series 1999-V Bonds.

     If all the bonds are sold, the bond reserve account will be funded in the amount of $537,000. The purpose of the bond reserve account is that in the event we have not deposited the necessary funds to pay the principal and interest due on any semiannual payment date of any series of bonds, the trustee may apply available funds to the principal and interest due on the bonds. In the event that the trustee uses funds from the bond reserve account to pay the principal and interest on the Bonds due at a particular paydate, then we shall pay to the trustee, within 180 days from the date of such paydate, an amount necessary to replenish the bond reserve account. Failure to replenish the bond reserve account within 180 day period shall be an event of default and shall entitle the trustee to continue to hold the bond reserve account, in addition to its other remedies.

     The bond reserve account will remain in place for a period of seven and one half years from July 1, 1999. At the end of the seven and one half year period, any funds remaining in the bond reserve account must first be used to call any outstanding bonds, provided we are current on all operating fund payments. If all of the bonds have been retired prior to the end of the seven and one half year period, then the bond reserve account will be released to the Biltmore Group.

Escrow and Disbursement of Bond Proceeds

     All proceeds from the sale of the bonds shall be payable to and deposited with Colonial Trust Company of Phoenix, Arizona according to an escrow agreement entered into between the Biltmore Group and Colonial Trust Company, as escrow agent. According to the terms of the escrow agreement, all proceeds from the sale of the bonds will be deposited with the escrow agent,
subject to the sale of minimum funds for any series of bonds.   A separate
escrow account will be maintained for each series of bonds.

     The minimum offering amounts for the bonds is as follows:

         -    $400,000 for the Series 1999-I Bonds,

         -    $600,000 for the Series 1999-II Bonds,

         -    $400,000 for the Series 1999-III Bonds,

         -    $400,000 for the Series 1999-IV Bonds and

         -    $400,000 for the Series 1999-V Bonds.

     No fees still due the underwriter related to the sale of a particular series of bonds shall be paid out of an escrow account until the minimum escrow amount for that particular series of bonds has been met. The funds shall be used only for the purpose set forth under "Sources and Uses of Proceeds." During the escrow period, the subscriber will not have access to funds held in the escrow accounts. The Biltmore Group, our affiliates, the underwriter and the underwriter's affiliates may purchase bonds in order to reach the minimum offering amounts for any series of the bonds. These parties will not be restricted to the amount of bonds that they may purchase.

     If $400,000 has not been deposited in the escrow account from the sale of the Series 1999-I Bonds by December 1, 1999, the subscribers to the Series 1999-I Bonds will receive the return of their subscription amount plus interest. In the event that the minimum offering amount for the Series 1999-I Bonds is not met by December 1, 1999, we shall promptly pay to the escrow agent such sum of money as shall be necessary to pay for accrued interest on the bonds, if any, when added to the amount of the escrow property and interest earned thereon to pay to the subscribers of the bonds the principal amount of such subscriptions together with the interest from June 1, 1999 through December 1, 1999 at the rate attributable to the Series 1999-I Bonds subscribed.

     If $600,000 has not been deposited in the escrow account from the sale of the Series 1999-II Bonds by January 1, 2000, the subscribers to the Series 1999-II Bonds will promptly receive the return of their subscription amount plus interest. In the event that the minimum offering amount for the Series 1999-II Bonds is not met by January 1, 2000, we shall promptly pay to the escrow agent such sum of money as shall be necessary to pay for accrued interest on the bonds, if any, when added to the amount of the escrow property and interest earned thereon to pay to the subscribers of the bonds the principal amount of such subscriptions together with the interest from the date payment for the Series 1999-II Bonds is received in the office of the underwriter through January 1, 2000 at the rate attributable to the Series 1999-II Bonds subscribed.

     If $400,000 has not been deposited in the escrow account from the sale of the Series 1999-III Bonds by January 1, 2000, the subscribers to the Series 1999-III Bonds will promptly receive the return of their subscription amount plus interest. In the event that the minimum offering amount for the Series 1999-III Bonds is not met by January 1, 2000, we shall promptly pay to the escrow agent such sum of money as shall be necessary to pay for accrued interest on the bonds, if any, when added to the amount of the escrow property and interest earned thereon to pay to the subscribers of the bonds the principal amount of such subscriptions together with the interest from July 1, 1999 through January 1, 2000 at the rate attributable to the Series 1999-III Bonds subscribed.

     If $400,000 has not been deposited in the escrow account from the sale of the Series 1999-IV Bonds by February 1, 2000, the subscribers to the Series 1999-IV Bonds will promptly receive the return of their subscription amount plus interest. In the event that the minimum offering amount for the Series 1999-IV Bonds is not met by February 1, 2000, we shall promptly pay to the escrow agent such sum of money as shall be necessary to pay for accrued interest on the bonds, if any, when added to the amount of the escrow property and interest earned thereon to pay to the subscribers of the bonds the principal amount of such subscriptions together with the interest from August 1, 1999 through February 1, 2000 at the rate attributable to the Series 1999-IV Bonds subscribed.

     If $400,000 has not been deposited in the escrow account from the sale of the Series 1999-V Bonds by March 1, 2000, the subscribers to the Series
1999-V Bonds will promptly receive the return of their subscription amount plus interest. In the event that the minimum offering amount for the Series 1999-V Bonds is not met by March 1, 2000, we shall promptly pay to the escrow agent such sum of money as shall be necessary to pay for accrued interest on the bonds, if any, when added to the amount of the escrow property and interest earned thereon to pay to the subscribers of the bonds the principal amount of such subscriptions together with the interest from September 1, 1999 through March 1, 2000 at the rate attributable to the Series 1999-V Bonds subscribed.

     Subject to the sale of the minimum offering amount for the Series 1999-I Bonds, the Biltmore Group and the trustee will use available funds from the sale of the Series 1999-I Bonds in the following order:

         1. To pay expenses of the underwriter, attorney, appraiser, recording fees, mortgage taxes, trustee's fees, paying agent fees and other similar fees incurred in connection with the Series 1999-I Bonds;

         2. To fund an amount approximately equivalent to the first six month operating fund payments for the Series 1999-I Bonds;

         3.   To retire the Minden construction loan;

         4.   To fund pre-opening costs of the Minden project;

         5.   To fund the Series 1999-I portion of the bond reserve account;
              and

         6. After the above has been accomplished, any remaining funds in the bond proceeds account related to the Series 1999-I Bonds will be released to the Biltmore Group.

     Subject to the sale of the minimum offering amount for the Series 1999-II Bonds, the Biltmore Group and the trustee will use available funds from the sale of the Series 1999-II Bonds in the following order:

         1. To pay expenses of the underwriter, attorney, appraiser, recording fees, mortgage taxes, trustee's fees, paying agent fees and other similar fees incurred in connection with the Series 1999-II Bonds;

         2. To fund an amount approximately equivalent to the first six month operating fund payments for the Series 1999-II Bonds;

         3.   To retire the Oak Creek interim loan;

         4. To retire the line of credit used for the renovation of the Oak Creek project; and

         5. After the above has been accomplished, any remaining funds in the bond proceeds account related to the Series 1999-II Bonds will be released to the Biltmore Group.

    Subject to the sale of the minimum offering amount for the Series 1999-III Bonds, the Biltmore Group and the trustee will use available funds from the sale of the Series 1999-III Bonds in the following order:

         1. To pay expenses of the underwriter, attorney, appraiser, recording fees, mortgage taxes, trustee's fees, paying agent fees and other similar fees incurred in connection with the Series 1999-III Bonds;

         2. To fund an amount approximately equivalent to the first six month operating fund payments for the Series 1999-III Bonds;

         3.   To retire the Bastrop construction loan;

         4.   To fund the remaining construction costs on the Bastrop project;

         5.   To fund pre-opening costs of the Bastrop project;

         6.   To fund the Series 1999-III portion of the bond reserve account;
              and

         7. After the above has been accomplished, any remaining funds in the bond proceeds account related to the Series 1999-III Bonds will be released to the Biltmore Group.

     Subject to the sale of the minimum offering amount for the Series 1999-IV Bonds, the Biltmore Group and the trustee will use available funds from the sale of the Series 1999-IV Bonds in the following order:

         1. To pay expenses of the underwriter, attorney, appraiser, recording fees, mortgage taxes, trustee's fees, paying agent fees and other similar fees incurred in connection with the Series 1999-IV Bonds;

         2. To fund an amount approximately equivalent to the first six month operating fund payments for the Series 1999-IV Bonds;

         3.   To retire the Farmerville construction loan;

         4. To fund the remaining construction costs on the Farmerville project;

         5.   To fund pre-opening costs of the Farmerville project;

         6.   To fund the Series 1999-IV portion of the bond reserve account;
              and

         7. After the above has been accomplished, any remaining funds in the bond proceeds account related to the Series 1999-IV Bonds will be released to the Biltmore Group.

     Subject to the sale of the minimum offering amount for the Series 1999-V Bonds, the Biltmore Group and the trustee will use available funds from the sale of the Series 1999-V Bonds in the following order:

         1. To pay expenses of the underwriter, attorney, appraiser, recording fees, mortgage taxes, trustee's fees, Paying agent fees and other similar fees incurred in connection with the Series 1999-V Bonds;

         2. To fund an amount approximately equivalent to the first six month operating fund payments for the Series 1999-V Bonds;

         3.   To retire the Natchitoches construction loan

         4.   To fund the Series 1999-V portion of the bond reserve account;
              and

         5. After the above has been accomplished, any remaining funds in the bond proceeds account related to the Series 1999-V Bonds will be released to the Biltmore Group. See "Sources and Uses of Proceeds."

Escrow Agent

     We have appointed Colonial Trust Company of Phoenix, Arizona, as escrow agent. The duties and responsibilities of the escrow agent are set forth in the escrow agreement between the Biltmore Group and Colonial Trust Company, the provisions of which are summarized under "Description of Bonds - Escrow And Disbursement Of Bond Proceeds."

Trustee

     Colonial Trust Company of Phoenix, Arizona, has agreed to serve as trustee for the bonds pursuant to the trust indenture entered into between the Biltmore Group and the trustee. The trustee has also agreed to serve as
paying agent, registrar, disbursing agent and escrow agent.   The trustee is
not a guarantor or surety, does not in any way guarantee or act as surety for payment of the bonds and may not be held liable under any conditions, except for its own negligence.

     The underwriter and trustee are separate corporations organized under the laws of the states of Kansas and Arizona respectively. The trustee and underwriter share no common officer or directors. The underwriter will however receive a fee not to exceed $60,000 to be paid in installments over the terms of the bond issues from the trustee for its technical assistance pertaining to the bond issues. This assistance normally includes, but is not limited to:

         -    Helping ensure that all legal documents are recorded;

         - Making sure that proper documentation is forwarded to the Trustee, including such documents as the articles of organization, appraisal, financial statements and annual reports;

         - Due diligence documentation of the progress of the project and bond sales; and

         - Follow-up with the Biltmore Group in the event of delinquent payments.

     This assistance offered by the underwriter presents a conflict of interest, in that the underwriter has underwritten other offerings for our affiliates, and therefore may not want to alienate us, and possibly lose future business, by aggressively pursuing delinquent payments that are due to investors. Dependence by the trustee on the underwriter to provide certain information to the trustee restricts the trustee's ability to function independently as a trustee. This assistance offered by the underwriter, for whom it is compensated by the trustee, does in no way relieve the trustee of its duties.

Registrar

     The bonds are being issued as fully registered bonds in book entry form, unless the purchaser requests a printed bond certificate. The trustee is also acting as registrar and transfer agent for the bonds. As bond registrar, the trustee will:
         -    Receive and record all proceeds from the sale of the bonds,

         -    Maintain a permanent bond register,

         - Authenticate and mail all bonds to their registered holders that have requested a printed bond,

         - Cancel and reissue bonds which are transferred by the original holders, and

         -    Replace lost, stolen and mutilated bond certificates.

     All bonds will be registered in the owner's name. Upon registration, a bond confirmation certificate or, if the purchaser requests, a printed bond will be mailed directly to it's owner.

Paying Agent

     We have also appointed the trustee to act as paying agent for the bonds. As paying agent the trustee will receive and hold all payments remitted by the company into the operating fund accounts and will disburse therefrom all payments of principal or interest on the bonds, trustees fees and such other sums as provided in the trust indenture. The paying agent holds the funds in trust, commingled with similar operating funds of other companies, but must maintain detailed records to reflect the balances attributable to each company. The paying agent may invest the funds in any form of account or deposit insured by depository insurance or in interest bearing obligations issued by the United States Government or any political subdivision thereof, or any funds comprised of the same.

     As paying agent, the trustee is required to furnish periodic statements to the Biltmore Group and to the underwriter reflecting all receipts and disbursements from the operating fund accounts.



                           Underwriting

Underwriting Agreement

     Subject to the terms and conditions of the underwriting agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, between the Biltmore Group and MMR Investment Bankers, Inc., the Biltmore Group has retained the services of the underwriter to offer and sell the bonds offered hereby on a "best efforts" basis at the public offering price of $250 per bond or integral multiples thereof. The bonds will be issued in five series, as identified in this prospectus, and each series is subject to the sale of a minimum-offering amount as indicated under "Description of Bonds - Escrow and Disbursement of Bond Proceeds."

     All proceeds from the sale of the bonds will be transmitted promptly to an escrow account with Colonial Trust Company as escrow agent. A separate escrow account will be maintained for each series of bonds. In the event minimum funds for any series of bonds is not received within the time set forth in this prospectus, we will promptly pay to the escrow agent such sum of money as will be necessary to pay for accrued interest on the bonds, if any, when added to the sums held in escrow, including interest earned thereon, to pay to the subscribers the principal amount of their subscription together with interest through the escrow termination date at the rate attributable to the bonds subscribed to by the subscriber. If the minimum offering amount for any series of bonds in not reached, the subscribers will promptly receive the return of their subscription amount plus interest. We expect that the bonds will be delivered in book-entry form, subject to the sale of minimum funds for each series of bonds, through the facilities of the trustee within 30 days from the date subscriptions for the bonds are received.

     The Biltmore Group, our affiliates, the underwriter and the underwriter's affiliates may purchase bonds in order to reach the minimum offering amounts for any series of the bonds. These parties will not be restricted to the amount of bonds that they may purchase. If any of these parties purchase bonds, the purchases by these parties will be on the same terms as purchases by public investors and will be with investment intent. There presently are no plans for any of these parties to purchase bonds.

     Contingent upon the sale of the minimum principal amount of a series of the bonds, we will pay the underwriter a concession as follows:

         - The underwriter will receive 6.0% of the face amount of each bond sold by another NASD member firm through a selling group agreement with the underwriter and may re-allow the full 6% to the NASD member firms participating in this offering;

         - The underwriter will receive a concession of 5.0% of the face amount of each bond sold by the underwriter to clients of the underwriter; or

         - The underwriter will receive a processing fee of 1.0% of the face amount of each bond sold to a purchaser referred to the underwriter by the Biltmore Group, provided such investors are not currently a client of the underwriter.

     The underwriter or its assigns will also receive a fee not to exceed $60,000 to be paid in installments over the term of the bond issues from the trustee for services rendered to the trustee including the review of our financial and operating condition on a continuing basis. In addition, we have paid to the underwriter an investment banking fee in the amount of $128,700 for the underwriter's technical assistance in connection with this offering. In the event the offering is terminated prior to the issuance of bonds, we shall be liable to the underwriter only for the underwriter's out-of-pocket expenses for services rendered. We have agreed to pay all expenses in connection with qualifying the bonds for sale under such jurisdictions as the underwriter may designate. The underwriting agreement provides for reciprocal agreements of indemnity between the Biltmore Group and the underwriter as to certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     The sale of the bonds will be for a period of one year from the date of this prospectus. All offerings are subject to prior sale. The underwriter has the first right of refusal on any other of our financing needs involving our facilities for the next three years following the offering. Additionally, the underwriter has advised us that it does not intend to make a market in the bonds.

     According to terms of the underwriting agreement, we may not contact any person listed in the records of the underwriter as a customer of the underwriter for any reason whatsoever without obtaining the prior written consent of the underwriter. However, this provision is not to be construed to prohibit us from providing any reports or notifications to bondholders that may be mandated by any federal or state laws or regulations.

Subscription for Bonds

     Each person who wishes to purchase a bond must execute a subscription agreement covering the bond(s) being purchased. The subscription agreement is generated by the underwriter upon receiving verbal indication from a subscriber for the bond(s) the subscriber has selected from the available maturities. Subscribers may purchase any of the series of bonds. Prior to executing the subscription agreement, the subscriber will be provided a prospectus by the Underwriter.

     Checks should be made payable to Colonial Trust Company as escrow agent and registrar. Completion of the subscription agreement, including containing a proper signature is essential prior to any sale of the bonds to potential investors. However, we and the underwriter reserve the right to reject any subscription for any reason whatsoever, in which event all monies will then be refunded to the prospective investor without interest, deduction or credit thereon. Subject to the sale of minimum funds for each series of bonds, the registrar will register and deliver the bonds in book-entry form or provide those registered owners who request a printed bond certificate with the bonds within 30 days from the date subscriptions for the bonds are received.

Determination of Offering Price

     Prior to this offering, there has been no public market for our bonds. Consequently, the initial public offering price for the bonds has been determined arbitrarily between us and the underwriter.

Possible Withdrawal of Underwriter

     In June 1997, the Securities Commissioner of the State of Kansas filed a Petition in the District Court of Shawnee County, Kansas, Case No. 97-CU-755, styled State of Kansas, ex. rel. David R. Brant, Securities Commission of the State of Kansas v. William Gerald Martin, Thomas Gene Trimble, and MMR Investment Bankers, Inc. This case stems from the underwriter's participation in a series of church bond offerings of a single church located in Wichita, Kansas. The Securities Commissioner of Kansas seeks a permanent injunction restraining and enjoining each of the defendants from directly or indirectly employing any device, scheme, or artifice to defraud; engaging in an act, practice or course of business which would operate as a fraud or deceit upon any person; and/or making any untrue statements of material fact and/or omitting to state material facts necessary in order to make other statements made not misleading, and, seeking restitution jointly and/or severely from each of the defendants in the amount of $4,825,665.24, which is the amount in default on the last two issues of church bonds issued on behalf of the church.

     It is likely that during the offering of the bonds, that this matter may be adjudicated, settled, or otherwise, and the authority of the underwriter to engage in the securities business may be suspended, revoked or limited. Currently, this litigation is in its discovery stage, and the underwriter has determined to vigorously defend the case. However, in the event the underwriter is unable to continue its business as a broker dealer of securities, it will have to withdraw from its participation in this offering and, in all likelihood, the offering will be terminated unless and until we are successful in finding another underwriter willing to participate in the sale of the bonds.


                          Legal Matters

     Our counsel, Bobby L. Culpepper, Esq., Jonesboro, Louisiana, has opined upon certain legal matters pertaining to the bonds. Certain legal matters have been passed upon for the underwriter by Michael G. Quinn, Esq., Wichita, Kansas.
     To our best knowledge, there are neither pending legal proceedings nor any known to be threatened or contemplated to which we are a party or to which any of our property may be subject.

                             Experts

     The following experts have consented to their names and to references to their reports appearing in this prospectus: Robert M. McSherry, MAI, of Baton Rouge, Louisiana, has provided appraisals of our facilities. William R. Hulsey, CPA, of Monroe, Louisiana, has audited our financial statements dated December 31, 1998.


                      Additional Information

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement, including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to these bonds. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules. Reference is made to the registration statement and related exhibits and schedules for further information with respect to the Biltmore Group and the bonds.

     Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Biltmore Group and the bonds, reference is made to the registration statement and such exhibits and schedules, copies of which may be examined or copied at the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York New York 10048 and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Also, information about the Biltmore Group is available at the Securities and Exchange Commission's Web site at http://www.sec.gov.

                    (This space is intentionally left blank)

                          INDEX TO FINANCIAL STATEMENTS


                                                                  Page

Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Balance Sheet at December 31, 1998 . . . . . . . . . . . . . . . . F-3

Statement of Income from July 1, 1998 until December 31, 1998. . . F-4

Statement of Members' Equity (Deficit) from July 1, 1998
until December 31, 1998  . . . . . . . . . . . . . . . . . . . . . F-5

Statement of Cash Flows from July 1, 1998 until
December 31, 1998. . . . . . . . . . . . . . . . . . . . . . . . . F-6

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . F-7




                    (This space is intentionally left blank)

                             WILLLIAM R. HULSEY
                        CERTIFIED PUBLIC ACCOUNTANT
                            2117 FORSYTHE AVENUE
         MEMBER              MONROE, LOUISIANA          MAILING ADDRESS
  AMERICAN INSTITUTE OF                                 P. 0. BOX 2253
CERTIFIED PUBLIC ACCOUNTANTS                         MONROE, LOUISIANA 71207
   SOCIETY OF LOUISIANA                                  (318) 362-9900
CERTIFIED PUBIIC ACCOUNTANTS                           FAX (318) 362-9993




The Biltmore Group of Louisiana. L.L.C.
507 Trenton Street
West Monroe, Louisiana

I have audited the accompanying balance sheet of The Biltmore Group of Louisiana, L.L.C. as December 31, 1998 and the related statements of income, retained earnings and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all material respects, the financial position of The Biltmore Group of Louisiana, L.L.C. at December 31, 1998 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

January 21, 1999

/S/WILLIAM R HULSEY

William R. Hulsey
Certified Public Accountant

                     The Biltmore Group of Louisiana, L.L.C.
                        ( A Development Stage Company )

                                 Balance Sheet

                               December 31, 1998



ASSETS

Current assets:
   Cash                                                         $    21,318
   Prepaid expenses                                                   4,918
                                                                 ----------
   Total current assets                                              26,236
                                                                 ----------
Property, plant and equipment
   Building construction in progress                              2,878,986
   Land                                                             938,739
                                                                 ----------
   Total property, plant and equipment                            3,817,725
                                                                 ----------
Other assets:
   Deferred charges                                                 110,000
                                                                 ----------

                                                                $ 3,953,961
                                                                 ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Accrued payroll taxes payable                                $     1,383
   Notes payable                                                    689,907
                                                                 ----------
   Total current liabilities                                        691,290
                                                                 ----------

Long-term debt                                                    2,174,025
                                                                 ----------

Members' equity                                                   1,088,646
                                                                 ----------
                                                                $ 3,953,961
                                                                 ----------

               The notes to financial statements are an integral
                      part of this financial statement.

                   The Biltmore Group of Louisiana, L.L.C.
                       ( A Development Stage Company )

                           Statement of Income
               Period from July 1, 1998 until December 31, 1998

Revenues                                                        $         0
                                                                 ----------

Operating expenses
   Activities                                                           685
   Advertising                                                        2,231
   Bank charges                                                          30
   Dues and subscriptions                                             1,167
   Education                                                            498
   Equipment rental                                                     231
   Housekeeping                                                         439
   Licenses                                                              35
   Miscellaneous                                                        596
   Office                                                                21
   Office supplies                                                      869
   Payroll expense                                                    5,202
   Postage                                                              635
   Printing                                                           1,263
   Promotion                                                             15
   Telephone                                                            347
   Travel and entertainment                                           9,389
   Uniforms                                                               7
   Utilities                                                            457
                                                                 ----------
   Total operating expenses                                          24,117
                                                                 ----------

Net income (loss)                                                  (24,117)
                                                                 ----------

               The notes to financial statements are an integral
                      part of this financial statement.

                    The Biltmore Group of Louisiana, L.L.C.
                        ( A Development Stage Company )

                         Statement of Members' Equity

               Period from July 1, 1998 until December 31, 1998

Beginning members' equity                                       $         0

Members, contributions                                            1,112,763

Net income (loss)                                                   (24,117)
                                                                 ----------
Ending members' equity                                          $ 1,088,646
                                                                 ----------

                 The notes to financial statements are an integral
                         part of this financial statement.

                     The Biltmore Group of Louisiana, L.L.C.
                         ( A Development Stage Company )

                             Statement of Cash Flows

                 Period from July 1, 1998 until December 31, 1998

Cash flows from operating activities:
     Net loss                                                   $   (24,117)
     Adjustments to reconcile net income to
     cash used by operations:
       Increase in prepaid expenses                                  (4,918)
       Increase in accrued payroll taxes                              1,383
                                                                 ----------
     Net cash used by operating activities                          (27,652)
                                                                 ----------

Cash flows from investing activities
     Acquisitions land                                             (938,739)
     Payments towards construction in progress                   (2,878,986)
     Payment of deferred charges                                   (110,000)
                                                                 ----------
     Net cash provided by (applied to) investing                 (3,927,725)
                                                                 ----------
Cash flows from financing activities
     Contribution of membership equity                            1,112,763
     Interim construction loans                                     689,907
     Land and real estate loans                                   2,174,025
                                                                 ----------
  Net cash provided by (applied to) financing                     3,976,695
                                                                 ----------

Net increase in cash                                                 21,318

Cash at the beginning of the period                                       0

Cash at the end of the period                                   $    21,318
                                                                 ----------


              The notes to financial statements are an integral
                      part of this financial statement.

                    The Biltmore Group of Louisiana, L.L.C.
                         ( A Development Stage Company )

                          Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

     Nature of Business
     The company is a Louisiana limited liability company established to develop an assisted living center and dementia facility for the housing and care of senior citizens in Bastrop, Farmerville, Minden, and Natchitoches in Louisiana and in Sedona, Arizona.

     Basis of Accounting
     The company uses the accrual basis of accounting and will utilize the calendar year for all reporting purposes.

     Income Taxes
     The company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. Members are taxed individually on their share of the Company's earnings. The Company's income or loss is allocated among the members in accordance with the operating agreement of the Company. The financial statements do not reflect a provision for income taxes.

     Property, Buildings, Equipment and Depreciation
     Buildings and equipment are stated at cost and are to be depreciated by the straight-line method over their estimated economic lives. Buildings shall include capitalized construction period interest which will be treated as a component cost of the building and depreciated over the same economic life as the building.

     Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Advertising
     The Company follows the policy of charging the costs of advertising to expense as incurred.

                      The Biltmore Group of Louisiana, L.L.C.
                           ( A Development Stage Company )

                            Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies-(continued)

     Deferred Charges
     Deferred charges represents the costs associated with obtaining long-term financing for the care facilities of the Company. These costs are to amortized over the life of the bonds using the effective interest rate method.

Note 2 - Related Party Transactions

     The Company has entered into a design/builder contract in the amount of $ 1,777,000 with The Forsythe Group, one of its members, to construct the Bastrop facility. The contract calls for the cash payments of $ 1,352,000 during the building of the facility as approved by the contract engineer and the balance of $ 425,000 through the issuance of certificates of membership equity. As of December 31, 1998, $ 36,560 has been paid on this contract and $ 175,000 of membership equity had been issued for services rendered in connection with the project. The remainder of the $ 250,000 due to be paid through the issuance of equity certificates, which will be issued at the completion of the project.

     The Company has entered into a design/builder contract in the amount of $ 1,777,000 with The Forsythe Group, one of its members, to construct the Farmerville facility. The contract calls for the cash payments of $ 1,352,000 during the building of the facility as approved by the contract engineer and the balance of $ 425,000 through the issuance of certificates of membership equity. As of December 31, 1998, there have been no cash payments on this contract and $ 135,000 of membership equity had been issued for services rendered in connection with the project. The remainder of the $ 290,000 due to be paid through the issuance of equity certificates, which will be issued at the completion of the project.


     The Company has entered into a design/builder contract in the amount of $ 1,777,000 with The Forsythe Group, one of its members, to construct the Minden facility. The contract calls for the cash payments of $ 1,352,000 during the building of the facility as approved by the contract engineer and the balance of $ 425,000 through the issuance of certificates of membership equity. As of December 31, 1998, $ 348,245 has been paid on this contract and $ 174,000 of membership equity had been issued for services rendered in connection with the project.

                      The Biltmore Group of Louisiana, L.L.C.
                           ( A Development Stage Company )

                           Notes to Financial Statements


Note 2 - Related Party Transactions-(continued)

     The remainder of the $ 251,000 due to be paid through the issuance of equity certificates, which will be issued at the completion of the project.

     The Company has entered into a design/builder contract in the amount of $ 1,777,000 with The Forsythe Group, one of its members, to construct the Bastrop facility. The contract calls for the cash payments of $ 1,352,000 during the building of the facility as approved by the contract engineer and the balance of $ 425,000 through the issuance of certificates of membership equity. As of December 31, 1998, there have been no payments on this contract and $ 135,000 of membership equity had been issued for services rendered in connection with the project. The remainder of the $ 250,000 due to be paid through the issuance of equity certificates, which will be issued at the completion of the project.

Note 3 - Deferred Charges

     Deferred charges are summarized as follows:
          Loan fees                        $ 110,000

     The loan fees are to be amortized as interest expense over the life of the related loan by use of the interest method.

Note 4 - Notes Payable

     Notes payable at December 31, 1998 consist of a note to Church Loans which is to provide the funding for the construction of the Bastrop location. The loan is to be repaid from the permanent financing of the project through the proposed issuance of bonds. This note calls for the payment of interest at a rate of prime ( as published in the Wall Street Journal plus two per cent but in no case shall the rate be less than ten and one-half per cent per annum. The lender shall maintain a first mortgage position on the Bastrop location until such time as the bonds are sold. At that time Church Loans will maintain a co-first mortgage position for any amounts which are not liquidated by the bond proceeds. As of December 31, 1998, the balance on this loan is $ 196,116.

                     The Biltmore Group of Louisiana, L.L.C.
                         ( A Development Stage Company )

                          Notes to Financial Statements


Note 4 - Notes Payable-(continued)

     Notes payable at December 31, 1998 consist of a note to First Republic Bank to provide a credit line for the funding for the construction of the various locations. The loan is to be repaid from the permanent financing of the project through the proposed issuance of bonds. This note calls for the payment of interest at a rate of 9.995 per cent. As of December 31, 1998, the balance on this loan is $ 70,500.

     Notes payable at December 31, 1998 consist of a note to First Republic Bank to provide the funding for the construction of the Minden location. The loan is to be repaid from the permanent financing of the project through the proposed issuance of bonds. This note calls for the monthly payment of interest at a rate of 9.20 per cent. The lender shall maintain a first mortgage position on the Minden location until such time as the bonds are sold. As of December 31, 1998, the balance on this loan is $ 351,536.

     Notes payable at December 31, 1998 consist of a note to First Republic Bank to provide the funding for the remodeling and upgrading of the Sedona location. This note calls for the monthly payment of interest at a rate of 9.75 per cent. The note is secured by a mortgage position on certain real estate owned by on e of the members. As of December 31, 1998, the balance on this loan is $ 71,755.

Note 5 - Contributions of Members' Equity

     The Company has issued members' equity certificates totalling $ 1,112,763 in exchange for $ 683,500 of services and $ 429,263 of cash.

Note 6 - Development Stage Operations

     The Company has begun construction of the Minden and Bastrop facilities which have an estimated completion date of late 1999. The Company has completed the purchase of the Sedona, Arizona facility and is in the process of upgrading and remodeling the facility which has as estimated completion date of early 1999. The expenditures related to these projects are reflected as building construction in progress on the balance sheet.

                    The Biltmore Group of Louisiana, L.L.C.
                        ( A Development Stage Company )

                         Notes to Financial Statements




Note 7 - Long-Term Debt

     Long-term debt at December 31, 1998 consist of a note to Church Loans which is to provided the funding for the purchase of the Sedona location. The loan is to be repaid from the permanent financing of the project through the proposed issuance of bonds. This note calls for the payment of interest at a rate of prime ( as published in the Wall Street Journal plus two per cent but in no case shall the rate be less than ten and one-half per cent per annum. The lender shall maintain a first mortgage position on the Sedona location until such time as the bonds are sold.
     At that time Church Loans will maintain a co-first mortgage position for any amounts which are not liquidated by the bond proceeds. As of December 31, 1998, the balance on this loan is $ 2,174,025.

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     You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.

     We include cross-references in this prospectus to captions in these materials where you can find further related discussions. The following table of contents provides the pages on which these captions are located.

                    TABLE OF CONTENTS

          Prospectus Summary . . . . . . . . . 3
          Risk Factors . . . . . . . . . . . . 6
          Forward-looking Statements . . . . . 8
          Sources and Uses of Proceeds . . . . 9
          Our Business . . . . . . . . . . . .10
          Description of Our Property. . . . .15
          Our Management . . . . . . . . . . .21
          Our Principal Owners . . . . . . . .22
          Our Plan of Operation. . . . . . . .22
          Prior Performance of Our Affiliates.24
          Certain Transactions . . . . . . . .25
          Description of Bonds . . . . . . . .27
          Underwriting . . . . . . . . . . . .39
          Legal Matters. . . . . . . . . . . .41
          Experts. . . . . . . . . . . . . . .42
          Additional Information . . . . . . .42
          Index to Financial Statements. . . F-1


     Until August 16, 1999, all dealers that effect transactions in the bonds, whether or not participating in this offer, may be required to deliver a prospectus. This requirement is in addition to the dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.





                          $9,900,000
                    Co-First Mortgage Bonds











                            THE BILTMORE GROUP
                            OF LOUISIANA, L.L.C.








                                PROSPECTUS






                        MMR INVESTMENT BANKERS, INC.




   [MMR LOGO HERE]                                   [SIPC LOGO HERE]




                                May 17, 1999



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